EXHIBIT 1

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of July 1, 1996, by and between May & Speh, Inc., a Delaware corporation ("Buyer"), and Faneuil, Inc., a Delaware corporation ("Seller"), and, for purposes of Sections 10, 11, and 13.5 of this Agreement, Faneuil ISG, Inc., a Canadian corporation ("Faneuil").

                                   RECITALS

     1. Buyer is in the business of providing computer-based information management services, direct marketing services, and data processing outsourcing services to customers.

     2. Seller owns all of the issued and outstanding shares of capital stock of GIS Information Systems, Inc., an Illinois corporation (the "Company"), which is in the business of providing data processing outsourcing services to customers, and Faneuil owns all of the issued and outstanding shares of capital stock of Seller.

     3. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

 1.  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     APPLICABLE CONTRACT: any Contract (a) under which the Company has any rights, (b) under which the Company has any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

     BEST EFFORTS: the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to pay consent fees or other amounts outside the ordinary course of business, to waive existing contractual rights outside the ordinary course of business or to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to waive any rights under this Agreement.

     BUYER:  is defined in the first paragraph of this Agreement.

     BUYER STOCK: the common stock, par value $.01 per share, of the Buyer.

     CALCULATED REVENUE: with respect to any period, the gross revenues of the Buyer, the Company and their Subsidiaries for such period, determined in accordance with GAAP and consistent with the Financial Statements (as defined in Section 3.4), derived from data processing outsourcing and direct marketing services performed by the Buyer, the Company or any of their Subsidiaries, and revenues of any type generated pursuant to the Services Agreement, for (i) any Person listed as a customer on Schedule 2(a) hereto to whom the Company provided services at any time during the thirty-six calendar months ending June 30, 1996,
(ii) any of the Persons listed as prospects on Schedule 2(b) hereto, subject to the exclusions set forth on Schedule 2(b) with respect to certain revenues of certain prospects, and (iii) any Person whom the Seller identifies in writing to the Buyer between July 1, 1996 and June 30, 1998 as a prospect for services of the Buyer, the Company or any of their Subsidiaries; provided that, with respect to revenues generated pursuant to the Services Agreement, Calculated Revenue shall include only (i) for the First Measuring Period (as defined in Section 2.3(a)), (A) the first $150,000 in revenues from data processing outsourcing and
(B) all revenues generated in excess of $1,000,000, without including the $150,000 in data processing outsourcing revenues already included pursuant to clause (A), and (ii) for the Second Measuring Period (as defined in Section 2.3(a)), (A) all revenues from data processing outsourcing and (B) all revenues generated in excess of $1,000,000, without including the data processing outsourcing revenues already included pursuant to clause (A).

     CLOSING: the consummation of the transactions described in Section 2.5.

     CLOSING AMOUNT:  is defined in Section 2.2.

     CLOSING DATE: the date and time as of which the Closing actually takes place.

     COMPANY: is defined in the Recitals of this Agreement.

     CONFIDENTIAL INFORMATION: any Trade Secrets or other confidential information, whether patentable or not, of the Company, including but not limited to technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers.

     CONSENT: any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     CONTEMPLATED TRANSACTIONS: all of the transactions contemplated by this Agreement.

     CONTINGENT AMOUNT: is defined in Section 2.3.
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     CONTRACT:  any agreement, contract, obligation, promise, or undertaking
(whether written or oral and whether express or implied).

     DAMAGES:  is defined in Section 10.2.

     DEFERRED AMOUNT: is defined in Section 2.2.

     EMPLOYMENT AGREEMENTS: the employment agreements in substantially the form of Exhibit 2.5(c) between the Company and each of the individuals identified as a "Key Employee" on Schedule 3.20.

     ENCUMBRANCE: any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     ENVIRONMENTAL LAW: all applicable foreign, federal, state, regional, county or local, statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, agreements, licenses or other requirements or restrictions of law pertaining to protection of the indoor or outdoor environment, health, safety of persons, management or use of natural resources, protection or use of surface water and groundwater, conservation, wildlife, waste management, Hazardous Materials or pollution (including, without limitation, regulation of releases and disposal to air, land, water and groundwater) now in effect, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S)(S) 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S) 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. (S)(S) 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. (S)(S) 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S) 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. App. (S)(S) 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S)(S) 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. (S)(S) 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S) 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. (S)(S) 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. (S)(S) 300(f) et seq. and any similar or implementing state law.

     ERISA: the Employee Retirement Income Security Act of 1974, and regulations and rules issued pursuant to that Act.

     EXCLUDED BUSINESS: the assets and liabilities on the Company's books of account that are related to the Seller's headquarters in Boston and referred to in Section 12.2.

     FACILITIES: any real property, leaseholds, or other real property interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or fixtures currently or formerly located thereon.

     FINAL NET WORTH: the Company's total assets minus the Company's total liabilities, each of which is determined in accordance with GAAP and consistent with the Financial Statements, except that there will be no reserve for uncollectible or doubtful accounts receivable, and without including any intercompany accounts between the Company and Seller or any other affiliate of the Company or any amounts attributable to goodwill.

     GAAP:  generally accepted accounting principles in the United States.

     GOVERNMENTAL AUTHORIZATION: any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     GOVERNMENTAL BODY:  any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     HAZARDOUS MATERIALS: any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, condition, object or material which is or may be hazardous to human health or safety or the environment due to its ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness, radioactivity or other harmful or potentially harmful properties or effects, including, without limitation, all of those substances, chemicals, compounds, products, solids, gases, liquids, wastes, byproducts, pollutants, contaminants, conditions, objects and materials and combination thereof which are now or hereafter listed or defined as hazardous or toxic, or are regulated, pursuant to Environmental Laws, including, without limitation, petroleum products and asbestos.

     INDEMNIFIED PERSONS:  is defined in Section 10.2.

     INTELLECTUAL PROPERTY: is defined in Section 3.22.
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     INTELLECTUAL PROPERTY ASSETS:  is defined in Section 3.22.

     IRC: the Internal Revenue Code of 1986, and regulations issued by the IRS pursuant to the Internal Revenue Code.

     IRS: the United States Internal Revenue Service, and, to the extent relevant, the United States Department of the Treasury.

     KNOWLEDGE: the Seller and the Company will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) any of William B. Blakey, Frank J. Burns, Jason A. Cenicola, Jeffrey B. Finestone, Michael J. Geisen, or G. Dennis O'Brien is actually aware of such fact or other matter; or

          (b) any of the individuals listed in (a) above could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

As used in this Agreement, "Knowledge of Seller" or "Seller's Knowledge" is deemed to include Knowledge of the Company.

     LEGAL REQUIREMENT: any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     MATERIAL ADVERSE EFFECT: any change, event or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations, or prospects of the Company.

     ORDER: any award, decision, injunction, judgment, order, ruling, settlement, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     ORDINARY COURSE OF BUSINESS: an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required by any Legal Requirement or Organizational Documents to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

     ORGANIZATIONAL DOCUMENTS: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     PERSON: any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     PLAN: is defined in Section 3.13.

     PRIME RATE: the rate of interest which at any time, and from time to time, shall be the rate of interest then most recently announced by the Harris Trust and Savings Bank, Chicago, Illinois, as its prime rate (which may not be its lowest or best rate).

     PROCEEDING: any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

     RECENT BALANCE SHEET:  is defined in Section 3.4.

     RELEASE: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the indoor or outdoor environment.

     REPRESENTATIVE: with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     REVENUE BASE: the amount of the Company's gross revenues, determined in accordance with GAAP and consistent with the Financial Statements, for the twelve (12) calendar months ended June 30, 1996.

     SECURITIES ACT: the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     SELLER: is defined in the first paragraph of this Agreement.

     SERVICES AGREEMENT: an agreement between Buyer and Seller, in substantially the form of Exhibit 2.5(b)(v), pursuant to which Seller will agree to purchase from Buyer and Buyer will agree to provide to Seller direct marketing and data processing outsourcing services.

     SHARES: is defined in Section 3.3.

     STOCK OPTION AGREEMENTS: the Stock Option Agreements, in the form of
Exhibit 2.5(d), pursuant to the 1995 Key Employee Stock Option Plan of the
Buyer.

     SUBSIDIARY: with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     TAX: any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     TAX RETURN: any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     THREATENED: a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     WARRANT: a warrant to purchase shares of Buyer Stock in substantially the form of Exhibit 2.5(b)(ii).

     WARRANT SHARES: the shares of Buyer Stock issuable upon conversion of the Warrant.


2.   SALE AND TRANSFER OF COMPANY SHARES; CLOSING

     2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2 PURCHASE PRICE. The aggregate cash purchase price (the "Purchase Price") for the Shares will be the sum of the following:

     (i) $16,086,700 (the "Closing Amount"), payable on the Closing Date, as adjusted pursuant to Section 2.6;

     (ii) $1 million (the "Deferred Amount"), payable $500,000 on the first anniversary of the Closing Date and $500,000 on the second anniversary of the Closing Date, without interest and subject to any set-off pursuant to
     Section 10.8;

     (iii)  the Contingent Amount referred to in Section 2.3 below;

     (iv) interest on the Closing Amount accrued at the Prime Rate per annum for the period from and including July 1, 1996 to but not including the Closing Date (the "Closing Interest"); and

     (v)    the Warrant to be delivered to Seller pursuant to Section
     2.5(b)(ii).

     2.3 EARN-OUT. (a) Subject to the set-off rights granted to Buyer pursuant to Section 10.8, as part of the Purchase Price, the Buyer shall pay to the Seller up to $2.1 million (the "Contingent Amount"). $1,050,000 shall be paid to the Seller in the event that the Calculated Revenue for the twelve (12) calendar months ended June 30, 1997 (the "First Measuring Period") meets or exceeds the amount that is equal to 95% of the Revenue Base. In the event that the Calculated Revenue is between 90% and 95% of the Revenue Base, the Buyer shall pay the Seller a pro rata portion of $1,050,000 (for example, if the Calculated Revenue for the First Measuring Period were 92.5% of the Revenue Base, the Buyer would pay the Seller one-half of $1,050,000). $1,050,000 shall be paid to the Seller in the event that the Calculated Revenue for the twelve (12) calendar months ended June 30, 1998 (the "Second Measuring Period") meets or exceeds the amount that is equal to 90% of the Revenue Base. In the event that the Calculated Revenue is between 85% and 90% of the Revenue Base, the Buyer shall pay the Seller a pro rata portion of $1,050,000 (for example, if the Calculated Revenue for the Second Measuring Period were 87.5%, the Buyer would pay the Seller one-half of $1,050,000). The two payments referred to above are referred to below as the "Contingent Payments".

     (b) Attached to this Agreement as Schedule 2.3 is a calculation of the Revenue Base for the twelve months ended June 30, 1996. If the Buyer believes that the Seller's calculation of the Revenue Base is inconsistent with the definition thereof set forth in Section 1, within thirty (30) days after the Closing Date the Buyer shall notify the Seller of its disagreement. The Buyer and the Seller shall promptly meet to resolve any disputes. If they are unable to resolve any disputes, such disputes shall be resolved pursuant to the mechanism described in subsection (e) below. The calculation of the Revenue Base, as finally determined pursuant to this subsection (b), is referred to herein as the "Revenue Base Calculation".

     (c) Each of the First Measuring Period and the Second Measuring Period (collectively, the "Measuring Periods") shall be treated separately, such that a payment of the Contingent Payment allocable to a particular Measuring Period will be made in respect of such Measuring Period only if the Calculated Revenue for such Measuring Period equals or exceeds the percentage of the Revenue Base specified in subsection (a) above for such Measuring Period, regardless of the Calculated Revenue for any prior or subsequent period. Each Contingent Payment made in accordance with this Section 2.3 shall be made not later than sixty (60) days after the close of the applicable Measuring Period. Any Contingent Payment not made on or before the 60th day after the close of the applicable Measuring Period shall bear interest at the Prime Rate plus three percent (3%) per annum from such 60th day until the date such Contingent Payment is made ("Default Interest"); provided, however, that (i) if any Contingent Payment is placed in escrow pursuant to Section 10.8 pending resolution of a dispute with respect to indemnification and set-off, Default Interest shall be due on such escrowed Contingent Payment only with respect to the amount of such escrowed Contingent Payment which is finally determined to have been wrongfully retained by the Buyer and to be due to the Seller; and (ii) the amount of Default Interest owed by the Buyer with respect to any escrowed Contingent Payment shall be decreased by the amount of interest earned on such escrowed amount to the extent such amount is paid over to the Seller.

     (d) The Buyer hereby agrees that until July 1, 1998, in the event of a sale, lease or other transfer of all or substantially all of the business of the Company or the Buyer (whether through the sale or other disposal of stock, assets or otherwise), Buyer shall cause such transferee to be bound by and assume the obligations of Buyer with respect to this Section 2.3, to the extent such obligations are then unperformed. The parties hereby agree that violations of this Section 2.3(d) by the Company or the Buyer will result in irreparable injury to the Seller, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, following written notice to the Company and the Buyer specifying such material violation and failure to cure the same within 10 business days after receipt of such notice, the Seller shall be entitled to enforce the specific performance of this Section 2.3(d) by the breaching party and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

     (e) The Buyer will deliver to the Seller, within thirty (30) days after the close of any calendar quarter in a Measuring Period (other than any calendar quarter ending on June 30), a statement of the Calculated Revenue for such calendar quarter, including a breakdown of each of the three components set forth in the definition of Calculated Revenue. At the request of Seller, representatives of Buyer and Seller will meet to discuss and review such statement. As soon as practicable, but within sixty (60) days after the closing of each Measuring Period, the Buyer shall deliver to the Seller a computation of the Calculated Revenue for such Measuring Period (a "Contingent Payment Statement"). Each Contingent Payment Statement shall be accompanied by a report of Price Waterhouse LLP or another accounting firm of national reputation (in each case, the "Buyer Auditors") to the effect that the Contingent Payment therein was calculated on a basis consistent with the Revenue Base Calculation and otherwise in accordance with the provisions of this Section 2.3. At the request of the Seller, Deloitte & Touche or another accounting firm of national reputation (in each case, the "Seller Auditors") shall be given access at reasonable times to the books and records of the Company and the Buyer to the extent reasonably necessary to verify that the Contingent Payment Statement was prepared on a basis consistent with the Revenue Base Calculation and otherwise in conformity with the provisions of this Section 2.3. Any information obtained by the Seller and the Seller Auditors shall be kept confidential and shall not be used by them other than in connection with the enforcement of the provisions of this Agreement. Within thirty (30) days after the receipt by the Seller of a Contingent Payment Statement, the Seller may propose any adjustments thereto which it deems to be appropriate. The parties shall promptly cooperate in good faith for the purpose of resolving any proposed adjustment, which resolution, if achieved, shall be binding upon the Seller and the Buyer and not subject to dispute or review. If the parties and their respective auditors are unable to resolve a dispute with respect to the amount of any Contingent Payment, the Buyer and the Seller, after consulting with their respective auditors, shall appoint an independent accounting firm of national reputation reasonably acceptable to them, whose determination of the amount of the disputed Contingent Payment shall be final and binding on all parties hereto and not subject to dispute or review. The fees and expenses of the third accounting firm shall be paid by the party (i.e., the Buyer or the Seller) whose last proposed offer for the settlement of the relevant dispute is farther from the Contingent Payment as finally determined pursuant to this paragraph.

     2.4 CLOSING. The Closing will take place at the offices of Freeborn & Peters, 311 South Wacker Drive, Suite 3000, Chicago, Illinois, 60606, at 10:00 a.m. (local time) on the second business day after all of the conditions set forth in Section 7 are satisfied or waived by the Buyer. Subject to the provisions of Section 9 and notwithstanding the provisions of Section 13.13, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.5 CLOSING OBLIGATIONS.  At the Closing:

          (a) Seller will deliver to Buyer:

               (i) stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

               (ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the Closing Date as if made on the Closing Date;

               (iii) the written opinions of Bingham, Dana & Gould LLP, counsel to Seller, and of Thompson Dorfman Sweatman, counsel to Faneuil, each dated as of the Closing Date and in substantially the form of Exhibit 2.5(a)(iii);

               (iv) a Disaffiliation Tax Sharing Agreement, in the form of
     Exhibit 2.5(a)(iv) (the "Tax Sharing Agreement"), signed by the Seller;

               (v) a Services Agreement, signed by the Seller; and

               (vi) a release from Original Research II Corporation, Equitel Corp. and New Service, Inc. (the "Co-Guarantors") of the Company from all obligations or liabilities the Company may have as a co-obligor or otherwise to the Co-Guarantors under each of (A) the Subsidiary Guaranty I dated August 22, 1994 among the Company and the Co-Guarantors in favor of Toronto-Dominion (New York), Inc., and (B) the Subsidiary Guaranty II dated August 22, 1994 among the Company and the Co-Guarantors in favor of Toronto-Dominion Bank.

          (b) Buyer will deliver to Seller:

               (i) the Closing Amount, by wire transfer or such other form of same day funds as Seller shall have designated in writing to Buyer at least 24 hours prior to the Closing Date;

               (ii) the Warrant;

               (iii) a certificate executed by Buyer representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the Closing Date as if made on the Closing Date;

               (iv) the written opinion of Freeborn & Peters, counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit 2.5(b)(iv);

               (v) the Tax Sharing Agreement, signed by Buyer; and

               (v) a Services Agreement, signed by the Buyer.
 .
          (c) Buyer will deliver to the individuals identified as key employees on Schedule 3.20 the duly executed Employment Agreements in substantially the form of Exhibit 2.5(c).

          (d) Buyer will deliver the duly executed Stock Option Agreements to the individuals and for the number of shares of Buyer Stock designated on
Schedule 2.5(d).

     2.6 ADJUSTMENT.

          (a) Within forty-five (45) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a balance sheet of the Company as of June 30, 1996 (the "Closing Balance Sheet"), prepared in accordance with GAAP and consistent with the Financial Statements, except that the Closing Balance Sheet will not contain the footnote disclosure required by GAAP. At the time it delivers the Closing Balance Sheet, the Seller will also deliver an income statement of the Company for the period from January 1, 1996 to June 30, 1996, prepared in accordance with GAAP (except that such income statement will not contain the footnote disclosure required by GAAP) and consistent with the Financial Statements. The Buyer agrees to provide the Seller and its accountants access to the Buyer's books and records and the use of and access to the Company's employees (at no charge to the Seller) to the extent reasonably necessary for the preparation of the Closing Balance Sheet and the related income statement.

          (b) When the Seller delivers the Closing Balance Sheet and related income statement to the Buyer, the Seller shall also deliver copies of all work papers, schedules and calculations used in the preparation thereof and certificates of Seller's President and Chief Financial Officer certifying (i) that the Closing Balance Sheet was prepared in accordance with GAAP (except for the lack of footnote disclosure) and consistent with the Financial Statements, and (ii) as to the amount of Final Net Worth (with such determination of the Final Net Worth referred to herein as the "Seller's Proposed Valuation"). After the delivery of the Closing Balance Sheet and related income statement and certificates, the Seller shall make available appropriate representatives to discuss with the Buyer and its representatives the Closing Balance Sheet and the Seller's Proposed Valuation. Within forty-five (45) days after receipt of the Closing Balance Sheet and related income statement and the accompanying certificates, the Buyer shall notify the Seller of its agreement or disagreement with the accuracy of the Closing Balance Sheet and the Seller's Proposed Valuation and, in the event of any disagreement, the Buyer shall furnish the Seller with a written statement, in reasonable detail, describing the basis for such disagreement. If the Buyer disputes any aspect of the Seller's Proposed Valuation within such forty-five (45) day period, the parties shall promptly cooperate in good faith for a period not to exceed thirty (30) days for the purpose of resolving any dispute regarding any aspect of the Seller's Proposed Valuation, which resolution, if achieved, shall be binding upon the Seller and the Buyer and not subject to dispute or review. If the parties and their respective auditors, after negotiating in good faith during such negotiation period, still disagree about the Seller's Proposed Valuation and Seller does not accept Buyer's proposed valuation of the Final Net Worth (the "Buyer's Proposed Valuation"), the Buyer and the Seller, after consulting with their respective auditors, shall appoint an independent accounting firm of national reputation reasonably acceptable to them to conduct a review and test of the Closing Balance Sheet. After such review and test, such arbitrating accounting firm shall be required to select, on or before the 30th day after being retained by the Seller and the Buyer, as the final valuation of the Final Net Worth, either the Buyer's Proposed Valuation or the Seller's Proposed Valuation or an amount that falls between the two (with the final valuation prepared by such arbitrating accounting firm referred to below as the "Final Valuation") based on such arbitrating accounting firm's assessment of the Final Net Worth consistent with the definition thereof. Each of the Seller and the Buyer shall be bound by such determination of the Final Valuation. The fees and expenses of such arbitrating accounting firm shall be paid one-half by the Seller and one-half by the Buyer.

          (c) At the time the Seller delivers the Closing Balance Sheet as provided in paragraph (a) above, it will also pay to the Buyer the amount of any Final Adjustment (as defined below) that the Closing Balance Sheet indicates will be payable by the Seller to the Buyer. At the time the Buyer indicates its disagreement with the Seller's Proposed Valuation as contemplated by paragraph
(b) above, the Buyer will pay to the Seller any undisputed portion of the Final Adjustment that the Buyer's Proposed Valuation indicates will be payable by the Buyer to the Seller.

          (d) Upon the determination of the Final Net Worth pursuant to paragraph (b) of this Section 2.6, in the event that the Final Net Worth is greater than $1,500,000, the Buyer shall pay the amount of such difference to the Seller; in the event that the Final Net Worth is less than $1,500,000, the Seller shall pay the amount of such difference to the Buyer. Any such payment: shall be accompanied by interest accrued at the Prime Rate per annum from and including the Closing Date to but excluding the date of payment; shall be treated for purposes of this Agreement as an adjustment to the Closing Amount; and shall be referred to in this Agreement as the "Final Adjustment". Any such payment shall be made by wire transfer within three business days after the final determination of the Final Net Worth.

     2.7 EFFECTIVE DATE. The effective date of the Contemplated Transactions shall be July 1, 1996.

     2.8 CASH ADJUSTMENT. The Seller and the Buyer have agreed to make a net cash payment to reflect (i) cash put by the Seller into the Company and (ii) cash taken by the Seller from the Company:

          (a) During the period from and including July 1, 1996 to and including the Closing Date (the "Interim Period"), the Seller shall advance to the Company its cash requirements in accordance with past practices and shall pay in the ordinary course, consistent with past practice, all checks written on behalf of the Company.

          (b) The total amount of cash advanced by the Seller during the Interim Period, other than with respect to the Excluded Business, is referred to as the "Advanced Cash" and the total amount of cash withdrawn by the Seller during the Interim Period, other than with respect to the Excluded Business, is referred to as the "Withdrawn Cash", and the net amount of the Advanced Cash and the Withdrawn Cash is referred to as the "Net Transferred Cash".

          (c) Within thirty days after the Closing Date, the Seller shall deliver to the Buyer a statement of the Net Transferred Cash. The Seller agrees to give the Buyer and its accountants access to the Seller's books and records, but only to the extent necessary in order to verify the statement of the amount of Net Transferred Cash. The Buyer shall notify the Seller of any disagreement with such statement within 30 days of receipt. If there is any disagreement, the Seller and the Buyer shall meet to resolve any discrepancies. In the event the Seller and the Buyer are unable to agree on the amount of Net Transferred Cash, the Buyer and the Seller, after consulting with their respective auditors, shall appoint an independent accounting firm of national reputation reasonably acceptable to them to make a final determination of Net Transferred Cash, which determination shall be made within 30 days of the such appointment and shall be final and binding on the Buyer and the Seller. Fees of such arbitrating accounting firm shall be paid one-half by the Seller and one-half by the Buyer.

          (d) After resolving any such disagreement, the Seller or the Buyer will make a payment based on the Net Transferred Cash. In the event that the amount of Advanced Cash exceeds the amount of Withdrawn Cash (i.e., the Seller transferred net cash into the Company), the Buyer shall pay to the Seller the amount of such Net Transferred Cash. In the event that the amount of Withdrawn Cash exceeds the amount of Advanced Cash (i.e. the Seller withdrew net cash from the Company), the Seller shall pay to the Buyer the amount of such Net Transferred Cash. Any such payment shall also include interest on such amount from the Closing Date to the date preceding the date of payment, calculated at the Prime Rate per annum. Any such payment shall be made in same day funds by wire transfer to account(s) designated by the Seller or the Buyer, as applicable .


 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     3.1 ORGANIZATION AND GOOD STANDING

     (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions to be consummated by it, including, without limitation, to own, hold, sell, transfer and deliver the Shares.

     (b) Schedule 3.1 identifies the Company's jurisdiction of incorporation and each other jurisdiction in which it is authorized to do business as a foreign corporation. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company has no Subsidiaries and does not otherwise have, own or control, directly or indirectly, any equity interest in or loans to any corporation, partnership, limited liability company or other business entity. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     (c) Seller has delivered to Buyer correct and complete copies of the Organizational Documents of the Company, as currently in effect.

     3.2 AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Legal Requirements affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate and perform the Contemplated Transactions.

     (b) Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement by the Seller and Faneuil, nor the consummation or performance by Seller of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or the Seller, or (B) any resolution adopted by the board of directors or the stockholders of the Company or the Seller;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Seller, or any of the assets owned or used by the Company or the Seller, may be subject, except for any contravention, conflict, violation, right or exercise that would not have a Material Adverse Effect;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, other than any of the foregoing that would not have a Material Adverse Effect;

               (iv) except for income taxes becoming payable by the Company and the Seller in connection with the sale of the capital stock of the Company to the Buyer and the Section 338(h)(10) Election referred to in the Tax Sharing Agreement, cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

               (v) except for the increase in valuation of the Company's assets resulting from the Section 338(h)(10) Election referred to in the Tax Sharing Agreement, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Applicable Contracts; or

               (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     (c) Except as set forth in Schedule 3.2(c) and except for any notices or Consents already obtained or made, neither the Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CAPITALIZATION.

          (a) The authorized equity securities of the Company consist of 2,000 shares of common stock, no par value per share, 1,000 shares of which are issued and outstanding (the "Shares"). Except as set forth in Schedule 3.3(a), Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. Except as set forth in
Schedule 3.3(a), no legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          (b) Except as set forth in Schedule 3.3(b), other than the Shares, there are no authorized or outstanding equity securities or other securities of the Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any kind to which the Company or Seller is a party or by which the Company or Seller may be bound that obligate or may obligate the Company to issue, deliver or transfer, or otherwise cause to be issued, delivered or transferred, additional shares of equity securities or other securities of the Company or that obligate or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Except as set forth in Schedule 3.3(b), there are no outstanding arrangements, agreements, commitments or understandings of any kind to which the Seller or the Company is a party which affect or relate to the voting, issuance, purchase, redemption, repurchase or transfer of any of the Shares, except for the Contemplated Transactions. Except as set forth in
Schedule 3.3(b), other than the Contemplated Transactions, each of the Company and Seller has not, and prior to the Closing will not, become party to or subject to any Contract wherein any Person has a right or option to purchase or acquire any rights in any securities of the Company. The Company does not own, and has no arrangement, commitment or agreement to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4 FINANCIAL STATEMENTS. Schedule 3.4 sets forth the unaudited financial statements of the Company for the four months ended December 31, 1994 and the fiscal year ended December 31, 1995, the unaudited balance sheet of the Company as at May 31, 1996 (the

"Recent Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow (the Recent Balance Sheet and such other financial statements are referred to collectively as the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to therein, all in accordance with GAAP, consistently applied, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes and except that none of the Financial Statements include any assets, liabilities, results of operations or cash flows constituting the Excluded Business.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been or prior to the Closing will be made available to Buyer, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices. The minute books of the Company contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held since August 25, 1994 for which minutes have not been prepared and are not contained in such minute books. Within five business days after the Closing Date, all of those books and records will be in the possession of the Company or delivered to the Buyer.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES.

          (a) Schedule 3.6 sets forth a true and complete list of all real property leased by the Company. The Company does not own any real property.
Schedule 3.6 includes a list of all material improvements, additions and alterations made to the premises leased by the Company in Oak Brook, Illinois since the beginning of the term of the lease relating thereto.

          (b) Except as set forth on Schedule 3.6(b), the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interest in, all of its tangible properties and assets, real, personal and mixed, material to its business, free and clear of any Encumbrances (other than liens for taxes that are not yet due and payable), except as reflected in the Financial Statements and except for such imperfections of title and Encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on Schedule 3.7, the machinery and equipment currently owned or operated by the Company and the real property leasehold in Oak Brook, Illinois and any buildings, plants, structures, or fixtures currently located thereon are, in all material respects,
(i) adequate for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing, (ii) suitable for the uses to which they are currently employed, (iii) in good operating condition and repair, and (iv) not obsolete. The Uninterrupted Power Supply system that is currently not in use (as reflected on Schedule 3.7) would cost no more than $16,000 to return to use.

     3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Recent Balance Sheet or on the accounting records of the Company as of June 30, 1996 (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible. Each of the Accounts Receivable either has been or is collectible in full, without any set-off or recoupment, within one hundred twenty days after the day on which it first becomes due and payable. To Seller's Knowledge and except as set forth in Schedule 3.8, as of the date of this Agreement, there is no contest, claim, or right of set-off or recoupment, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable, and, to Seller's Knowledge, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such contest, claim or right. Except as set forth in Schedule 3.8, none of the Accounts Receivables is contingent upon the performance by the Company of any obligation or Contract. Except as set forth in Schedule 3.8, no Person has a lien on any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable. Schedule
3.8 contains a complete and accurate list of all Accounts Receivable as of June 30, 1996 and sets forth the aging of such Accounts Receivable in the aggregate and by customer (0-30 days, 31-60 days, 61-90 days and greater than 90 days).

     3.9 INVENTORY. The Company has no inventory, except for office supplies which are, in all material respects, usable in the Ordinary Course of Business.

     3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.10, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), including "pass-through" obligations (i.e., an obligation of the Company to a vendor which is passed through on the same terms by the Company to its applicable customer) except for liabilities or obligations reflected or reserved against in the Recent Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof which are not, individually or in the aggregate, material to the Company.

     3.11 TAXES

          (a) Except as set forth in Schedule 3.11, all Tax Returns that are or were required to be filed by or with respect to the Company prior to the date hereof, either separately or as a member of a group of corporations, with respect to any taxable period ending on or before the Closing Date, have been or will be filed when due or are subject to a valid extension (and will be filed when due) except as set forth in Schedule 3.11. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in
Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Recent Balance Sheet.

          (b) Except as set forth in Schedule 3.11, the United States federal and state income Tax Returns of the Company are closed by the applicable statute of limitations for all taxable years through December 31, 1991. Except as set forth in Schedule 3.11, no Governmental Body is currently auditing, or given notice of any proposed audit, for any Tax relating to the Company. Schedule 3.11 describes all adjustments assessed or proposed in writing to the United States federal income Tax Returns filed with respect to the Company or any group of corporations including the Company for all taxable years ending after December 31, 1991, and the resulting deficiencies proposed by the IRS. Except as set forth in Schedule 3.11, neither the Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

          (c) Except as set forth in Schedule 3.11, no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. Except as set forth in Schedule 3.11, all Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

          (d) Except for the Tax Sharing Agreement, there is no tax sharing agreement that will require any payment by the Company after the Closing Date.

          (e) The Buyer acknowledges that all of the foregoing representations and warranties in this Section 3.11, to the extent they relate to periods ending on or before August 24, 1994, are made to the best of Seller's Knowledge.

     3.12 NO MATERIAL ADVERSE CHANGE. To Seller's Knowledge, except as set forth on Schedule 3.12, since May 31, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company.

     3.13 EMPLOYEE BENEFITS. Schedule 3.13 contains a complete and accurate list of all employee compensation, incentive or benefit plans, programs, policies, commitments or other arrangements (whether or not in writing) maintained by the Company for the benefit of any active, former or retired employee or independent contractor of the Company, or with respect to which the Company has any material liability (the "Plans"). To the extent applicable, the Plans comply with the requirements of ERISA and the IRC, and any Plan intended to be qualified under Section 401(a) of the IRC has either obtained from the IRS a favorable determination letter as to its qualified status or still has a remaining period of time under applicable IRC regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Seller has delivered to Buyer copies of the most recent IRS letters and Forms 5500 with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the IRC. Neither the Company nor any officer or director of the Company has incurred any liability or penalty under Section 4975 through 4980B of the IRC or Title 1 of ERISA with respect to any Plan. Each Plan has been maintained and administered in all material respects in compliance with its terms and with all applicable Legal Requirements. No suit, action or other litigation has been brought, or to Seller's Knowledge, is Threatened, against any such Plan or against the Company in respect of any such Plan. All contributions and premium payments required to be made as of the date hereof to the Plans have been made. Except as set forth on Schedule 3.13, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under any of the Plans.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a) Except as set forth in Schedule 3.14(a):

               (i) the Company is, and at all times has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

               (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, other than any violation or failure to comply that would not have a Material Adverse Effect; and

               (iii) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement on the part of the Company.

          (b) Schedule 3.14(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) is valid and in full force and effect. Except as set forth in Schedule 3.14(b):

               (i) the Company is, and at all times has been, in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
     Schedule 3.14(b);

               (ii) to Seller's Knowledge, no event has occurred or circumstance exists that may reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
     Schedule 3.14(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14(b);

               (iii) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, except with respect to violations or failures that would not have a Material Adverse Effect, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
     Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made by the Company with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Schedule 3.14(b) collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Schedule 3.15(a), there is no pending
Proceeding:

               (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller, (1) no such Proceeding has been Threatened since August 25, 1994, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 3.15(a). The Proceedings listed in Schedule 3.15(a) will not have a Material Adverse Effect.

          (b) Except as set forth in Schedule 3.15(b):

               (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and

               (ii) to the Knowledge of Seller, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

          (c) Except as set forth in Schedule 3.15(c):

               (i) the Company is, and at all times has been, in full compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) to Seller's Knowledge, no event has occurred or circumstance exists that may reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by it, is subject; and

               (iii) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 3.16, since May 31, 1996, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, except as provided for in the Company's budget for fiscal 1996 attached to Schedule 3.16(c);

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, other than any damage, destruction, or loss that would not have a Material Adverse Effect;

          (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $5,000;

          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company (including any of the Intellectual Property Assets) outside of the Ordinary Course of Business;

          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

          (i) change in the accounting methods used by the Company;

          (j) except to the extent reflected in the Company's budget for fiscal 1996 attached to Schedule 3.16(c), change in or request by the Company for any change in, or any request or threat by any other party thereto for any change in, the terms of any of the Company's relationships with the customers identified on Schedule 3.23 which change or changes, whether considered individually or in the aggregate, would exceed $50,000 in revenue to the Company in fiscal 1996; or

          (k) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS.

          (a) Schedule 3.17(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

               (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company;

               (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

               (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000;

               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements with aggregate payments of less than $25,000 and with terms of less than one year);

               (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets, but not including any licenses for commonly available software programs;

               (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

               (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or Seller or limit the freedom of the Company or Seller to engage in any line of business or to compete with any Person;

               (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (x) each power of attorney that is currently effective and outstanding;

               (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

               (xii) each Applicable Contract for capital expenditures in excess of $25,000;

               (xiii) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

               (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Except as set forth in Schedule 3.17(a), each Contract identified or required to be identified in Schedule 3.17(a) is, in all material respects, in full force and effect and valid and enforceable by the Company in accordance with its terms, and each oral Contract identified as a customer Contract on
Schedule 3.17(a) has such terms and conditions as are comparable in all material respects to the Company's standard Agreement for Computer Services, except as noted on Schedule 3.17(a).

          (b) Except as set forth in Schedule 3.17(b):

               (i) Neither Seller nor any officer or director of Seller or the Company has or may acquire any rights under, and Seller has not and may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by the Company; and

               (ii) to the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or
     (B) assign to the Company or to any other Person any rights to any Trade Secrets.

          (c) Except as set forth in Schedule 3.17(c):

               (i) the Company is, and at all times has been, in full compliance in all material respects with all terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

               (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance in all material respects with all applicable terms and requirements of such Contract;

               (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv) the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

          (d) Except as set forth on Schedule 3.17(d), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

          (e) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into by the Company in the Ordinary Course of Business and without the commission of any act of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.18 INSURANCE. Schedule 3.18 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, their termination dates and the amounts of coverage under each such policy and bond. Since August 25, 1994, the Company has not been refused any requested coverage. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except for the Seller's intention to terminate, as of the Closing, those insurance policies maintained by the Seller for the benefit of the Company, Seller has no Knowledge of any threatened termination of or material premium increase with respect to any of such policies or bonds.

     3.19 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.19 and except where any of the following would not have a Material Adverse Effect (a) the Company, its operations, processes, practices, equipment and activities and all real property owned, leased, occupied or operated by the Company ("Real Property") comply with applicable Environmental Laws; (b) the Company has timely obtained all permits, licenses, registrations and other governmental approvals and authorizations and has timely filed all reports and other documents required by applicable Environmental Laws; (c) the Company has not, and to the Seller's knowledge no other Person has, caused any Release or threatened Release of any Hazardous Material at the Real Property and the Real Property is not adversely affected by any Release or threatened Release of a Hazardous Material; (d) there are no conditions or circumstances at the Real Property which pose a risk to the environment or health or safety of persons; (e) the Company has not received notice and is not aware of any actual or potential violation, claim, demand, litigation, proceeding or governmental investigation (whether pending or threatened) arising from applicable Environmental Laws relating to the Company, the Real Property or Hazardous Materials which are or were present on, in or under the Real Property; and (f) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that could interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws or which may give rise to any material legal liability

(whether statutory or common law) of the Company or which may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation based on or related to the generation, manufacture, processing, distribution, use, presence, treatment, storage, disposal, transport or handling or the Release or threatened Release of any Hazardous Material.

     3.20 EMPLOYEES.

          (a) Schedule 3.20 contains a complete and accurate list of the following information for each current officer, director, and employee of the Company, including each such individual on leave of absence or layoff status: name; age; job title; current compensation (including commission arrangements) paid or payable and any change in compensation in the twelve months prior to the date of this Agreement; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director benefit plan.

          (b) To Seller's Knowledge, none of the individuals identified on
Schedule 3.20 is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will materially adversely affect (i) the performance of such individual's duties to or on behalf of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such individual. To Seller's Knowledge, none of such individuals has indicated that he or she intends to terminate employment with the Company.

          (c) Except as set forth on Schedule 3.20, no payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC (S)280G or (S)4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

     3.21 LABOR RELATIONS; COMPLIANCE. The Company is in compliance in all material respects with all applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Body, and there has not been asserted before any Governmental Body, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to Seller's Knowledge, Threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices.

     3.22 INTELLECTUAL PROPERTY.

          (a)  Schedule 3.22 hereto sets forth a complete and accurate list of:
(i) all patents and applications therefor ("Patents"); (ii) all registered and unregistered trademarks, service marks, and trade names, and applications therefor ("Marks"); and (iii) all copyrights registered in the name of the Company, owned, used, or proposed to be used by the Company (including any such Patents, Copyrights, and Marks to which the Company is licensee or otherwise has the right to use, except with respect to any license agreement for commonly available software programs).

          (b) Except to the extent set forth in Schedule 3.22, the Company owns or has the right in all material respects to use: (i) all Patents, Marks, and copyrights necessary for the operation of the Company's business, whether published or unpublished and registered or unregistered, and applications therefor ("Copyrights") and (ii) all proprietary models, customer lists and similar data bases, technology, know-how, processes, techniques, documentation, trade secrets, confidential information, software, and data ("Trade Secrets") used or necessary in any material respect for the conduct of the Company's business (all of the foregoing property interests and assets listed under this Section 3.22 (b)(i) and (ii), collectively, the "Intellectual Property Assets"), and the consummation of the Contemplated Transactions will not alter or impair any such right in any material respect. Except to the extent set forth in
Schedule 3.22, there are no Patents, Marks, Copyrights, Trade Secrets or other intellectual property used by the Company in the operation of its business which is owned by or licensed to the Seller or any affiliate of the Seller (other than the Company).

          (c) To Seller's Knowledge, no obligor under any Applicable Contract (including license agreements) relating to any of the Intellectual Property Assets which are material to the operation of the Company's business is in breach thereof. No claims have been asserted against the Company by any Person regarding the use of any Marks, Copyrights, Patents, or Trade Secrets, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto, and, to Seller's Knowledge, no such claim is Threatened. To Seller's Knowledge, use by the Company of any of the Intellectual Property Assets does not infringe on the rights of any Person in any material respect.

          (d) Except as set forth in Schedule 3.22, all current employees of the Company have signed a confidentiality agreement in the form attached as part of Schedule 3.22. To Seller's Knowledge, no employee of the Company has entered into any Contract that limits the scope or type of work in which such employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

          (e) Seller and the Company have taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets material to the operation of the Company's business.

     3.23 VENDORS AND CUSTOMERS.

          (a) Schedule 3.23 sets forth the Company's (i) 25 largest vendors (in terms of dollar volume of purchases by the Company) during each of calendar years 1994 and 1995 and (ii) customers responsible for, in the aggregate, 95% of Company sales revenue for each of calendar year 1995 and the first calendar quarter of 1996.

          (b) None of the Persons identified on Schedule 3.23 has given notice that it intends to cancel or otherwise modify materially and adversely its relationship with the Company or to decrease materially or limit materially its services, supplies, or materials to the Company or its usage or purchases of the services or products of the Company, and, except as provided in Schedule 3.23 or to the extent reflected in the Company's budget for fiscal 1996 attached to
Schedule 3.16(c), the Seller is not otherwise aware of any event or circumstance (other than general economic or competitive conditions or the general desire of Seller's customers to obtain more favorable economic terms in their contractual arrangements with the Company) that could reasonably be expected to result in any such cancellation, modification, decrease or limit by any of such Persons.

          (c) Except as provided in Schedule 3.23 and except to the extent reflected in the Company's budget for fiscal 1996 attached to Schedule 3.16(c), the Seller has no Knowledge that the consummation of the Contemplated Transactions will materially adversely affect the relationship of the Company with such Persons.

     3.24 BANKING FACILITIES. Schedule 3.24 contains an accurate and complete list of:

          (a) the name and address of each bank and safety deposit facility in which the Company has an account or safety deposit box and the account numbers therefor; and

          (b) the names of all Persons authorized to draw on, or control access to or disbursements from, each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such Person with respect thereto.

     3.25 CORPORATE NAMES. The Company has not used any corporate or fictitious name other than those identified on Schedule 3.25 during the past five years and is not currently using any other corporate or fictitious name.

     3.26 CERTAIN PAYMENTS. Except for entertainment expenses incurred in the Ordinary Course of Business and in compliance with applicable Legal Requirements, neither the Company nor any director, officer, agent, or employee of the Company, or, to Seller's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for
favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any Legal Requirement, or
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.27 DISCLOSURE. No representation or warranty of Seller or Faneuil in this Agreement and no statement of Seller or Faneuil in any schedule hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of Seller or Faneuil herein or therein, in light of the circumstances in which they were made, not misleading.

     3.28 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Schedule 3.28, none of the employees, officers or directors of Seller or the Company, or any of their spouses, children or affiliates, has any interest, either direct or indirect, in any property (real or personal, tangible or intangible) used in or pertaining to the business of the Company, except for rights as a stockholder and except for rights under any Plan. No employee, stockholder, officer or director of Seller or the Company, or their spouses, children, or affiliates, is indebted to the Company, and the Company is not indebted to any of them.

     3.29 BROKERS OR FINDERS. Neither the Company nor Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.30 INVESTMENT INTENT. Seller is acquiring the Warrant and the Warrant Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.


 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2 AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the delivery by Buyer of the Closing Amount, and the execution and delivery by Buyer of the Warrant, Employment Agreements and the Stock Option Agreements (collectively, the "Buyer's Closing Documents"), such documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Legal Requirements affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (i) any provision of Buyer's Organizational Documents;

               (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

               (iii) any Legal Requirement or Order to which Buyer may be subject; or

               (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5 BROKERS OR FINDERS. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4.6 CAPITALIZATION. The authorized capital of the Buyer consists of 52,000,000 shares of Buyer Stock, 24,934,154 shares of which are issued and outstanding on the date hereof. All of such outstanding shares of Buyer Stock are validly issued and outstanding, fully paid and nonassessable. The Warrant Shares have been duly reserved for issuance, and when issued upon exercise of the Warrant in accordance with its terms will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.6, as of the date hereof Buyer is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement) of any character calling for Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Buyer Stock or any other equity security of Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Stock or any other equity security of Buyer or obligating Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. Except as set forth on Schedule 4.6, as of the date hereof there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer.

     4.7 LAWFUL ISSUANCE. The Warrant and, upon issuance in compliance with the terms of the Warrant, the Warrant Shares will be issued in conformity with all applicable provisions of the Securities Act and applicable state securities laws, and all rules and regulations thereunder, and neither the issuance of the Warrant nor the Warrant Shares will require registration pursuant to the registration requirements of the Securities Act.

     4.8 DUE DILIGENCE. Buyer acknowledges that it is undertaking its own due diligence investigation with respect to the Company. In addition, Buyer acknowledges that it is entering into this Agreement in reliance only on the representations and warranties of the Seller contained in Section 3 hereof. The Buyer further acknowledges that upon consummation of the transactions contemplated hereby, it will have no further recourse against the Seller with respect to the Shares except as provided in Section 10 hereof.


5.   COVENANTS OF SELLER PRIOR TO CLOSING DATE

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives full and free access to the Company's personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request. In utilizing such access, the Buyer will not cause any unreasonable disruption of the Company's business.

     5.2 OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

          (a) conduct the business of the Company only in the Ordinary Course of Business;

          (b) use Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

          (c) confer with Buyer concerning operational matters of a material nature; and

          (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

     5.3 FINANCIAL INFORMATION. After the Closing Date, Seller shall cooperate with Buyer and Buyer's Representatives, including providing necessary unaudited financial information, in Buyer's preparation of financial statements, schedules, records, work papers and other information relating to the Company as may be required by Buyer or its Representatives in preparation of any registration statement under the Securities Act or current or periodic report under the Securities Exchange Act of 1934.

     5.4 NEGATIVE COVENANT. Except as set forth on Schedule 5.4, and except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

     5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

     5.6 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties as of the date of this Agreement contained in Section 3 hereof, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of their Representative not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of

Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     5.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


 6.  COVENANTS OF BUYER PRIOR TO CLOSING DATE

     6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller or the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 3.2(c); provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. Each of Seller's representations and warranties in this Agreement must have been accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the date of this Agreement, and must be accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the Closing Date as if made on the Closing Date.

     7.2 SELLER'S PERFORMANCE.

          (a) Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered.

     7.3 CONSENTS. Each of the Consents identified in Schedule 3.2(c), and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

          (a) an estoppel certificate executed on behalf of DuPage National Bank, not personally, but as Trustee under Trust #1570 and Plum Tree National, Ltd.

          (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 2.5(b), (ii) evidencing the accuracy of Seller's representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

          (c) the written resignations, dated as of the Closing Date, of all of the members of the Board of Directors of the Company;

          (d) the Employment Agreements; and

          (e) satisfactory evidence of the termination of the authority of all Persons, other than employees of the Company listed on Schedule 3.20, to write checks, transfer funds or exercise any other control over the bank accounts set forth on Schedule 3.24.

     7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7.7 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     7.8 BANK RELEASE. Toronto-Dominion Bank ("TD") shall have delivered to Seller a pay-off letter reflecting the release of by TD of the Company from the Seller's and Faneuil's financing arrangements with TD, and shall have delivered UCC lien releases in appropriate form and the Shares.


 8.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the date of this Agreement and must be accurate in all material respects (without giving duplicative effect to any materiality qualification contained in such representation or warranty) as of the Closing Date as if made on the Closing Date.

     8.2 BUYER'S PERFORMANCE.

          (a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the items required to be delivered by Buyer pursuant to Section 2.5.

     8.3 CONSENTS.  Each of the Consents identified in Schedule 3.2(c) and
Schedule 4.2 must have been obtained and must be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to Seller such documents as Seller may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 2.5(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or
(v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     8.6 BANK RELEASE. Toronto-Dominion Bank ("TD") shall have delivered to Seller a pay-off letter reflecting the release by TD of the Company from the Seller's and Faneuil's financing arrangements with TD, and shall have delivered UCC lien releases in appropriate form and the Shares.


 9.  TERMINATION

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Seller if a material breach of any provision (without giving duplicative effect to any materiality qualification contained in any representation or warranty provision) of this Agreement has been committed by the other party and such breach has not been waived or is not cured within ten days following receipt of notice of the breach;

          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date and Seller has not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Seller; or

          (d) by Buyer if the Closing has not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement) on or prior to July 31, 1996 or by Seller if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement) on or prior to July 31, 1996, or such later dates as the parties may agree upon.

     9.2 EFFECT OF TERMINATION.  Each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

 10.      INDEMNIFICATION; REMEDIES

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the schedules hereto, and the certificates delivered pursuant to Section 2.5(a)(ii) and 2.5(b)(iii) will survive the Closing. The right to indemnification, payment of Damages or other remedy against a party hereto based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) by the other party hereto at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND FANEUIL - GENERAL. The Seller and Faneuil will, jointly and severally, indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental, consequential, multiple or punitive damages awarded to a third party but otherwise limited as provided in Section 13.16) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Seller in this Agreement, the schedules hereto, or the certificate delivered by Seller pursuant to Section 2.5(a)(ii);

          (b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

          (c) any claim of any customer or other third party arising out of services provided by the Company prior to the Closing Date;

          (d) any breach by Seller of any covenant or obligation of Seller in the Tax Sharing Agreement;

          (e) any liabilities relating to the Excluded Business;

          (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          (g) any liabilities relating to the Proceedings disclosed on Schedule 3.15(a) (the "Proceedings"); or

          (h) any breach by Seller of any covenant or obligation of Seller in the Services Agreement.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND FANEUIL - ENVIRONMENTAL MATTERS. The Seller and Faneuil will, jointly and severally, indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

          (a) any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law (which defined term includes, for purposes of this Section 10, all successor statutes, amendments, rules, orders, directives and regulations promulgated thereunder) arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)
(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater on or prior to the Closing Date) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the environmental (each a "Hazardous Activity") that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or

          (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date. The procedure described in Section 10.9 will apply to any claim relating to a matter covered by this Section 10.3.

     10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and Faneuil, and will pay to Seller and Faneuil the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, or in the certificate delivered by Buyer pursuant to Section 2.5(b)(iii) of this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any breach by Buyer of any covenant or obligation of Buyer in the Tax Sharing Agreement, (d) any breach of any representation or warranty made by Buyer, or any breach by Buyer of any covenant or obligation of Buyer, in the Warrant, and (e) any breach by Buyer of any covenant or obligation of Buyer in the Services Agreement.

     10.5 TIME LIMITATIONS. If the Closing occurs, Seller and Faneuil will have no liability, for indemnification or otherwise, with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date (other than those in Sections 3.3, 3.11, 3.13, 3.19, 10.3, the Tax Sharing Agreement, the Services Agreement, or with respect to the Excluded Business or the Proceedings) unless within 24 months of the Closing Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, 3.19, 10.3, the Tax Sharing Agreement, the Services Agreement, the Excluded Business, the Proceedings, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date, may be made at any time, subject to any applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those with respect to the Warrant, the Tax Sharing Agreement, and the Services Agreement, unless within 24 months of the Closing Seller or Faneuil notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller or Faneuil; a claim with respect to the Warrant, the Tax Sharing Agreement or the Services Agreement may be made at any time, subject to any applicable statute of limitations.

     10.6 LIMITATIONS ON AMOUNT--SELLER AND FANEUIL. Seller and Faneuil will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) (except for any claim with respect to Section 3.3), clause (b) to the extent relating to any failure to perform or comply prior to the Closing Date, or clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000. The total amount payable under this Section 10 by the Seller and Faneuil shall not exceed $8,000,000, except (i) in the case of fraud, any intentional misrepresentation by Seller or Faneuil with respect to any statement made by Seller or Faneuil in this Agreement or in the certificate delivered by Seller pursuant to Section 2.5(a)(ii) of this Agreement, or any intentional breach by Seller or Faneuil of any covenant or obligation, (ii) for any claim under the Tax Sharing Agreement or the Services Agreement, and (iii) for any claim with respect to Section 3.3, Section 10.2(e), Section 10.2(g), or Section 10.3, and, in each such case, Seller and Faneuil will be liable for all Damages with respect thereto.

     10.7 LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a), clause (b) to the extent relating to any failure to perform or comply prior to the Closing Date, or clause (c) of Section 10.4 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000. The total amount payable under this Section 10 by the Buyer shall not exceed $8,000,000, except (i) in the case of fraud, any intentional misrepresentation by Buyer with respect to any statement made by Buyer in this Agreement or in the certificate delivered by Buyer pursuant to Section 2.5(b)(iii) of this Agreement, or any intentional breach by Buyer of any covenant or obligation, and (ii) for any claim under the Tax Sharing Agreement, the Services Agreement, or the Warrant, and, in each such case, Buyer will be liable for all Damages with respect thereto.

     10.8 RIGHT OF SET-OFF; ESCROW.

          (a) Any indemnity payable pursuant to this Section 10 shall be paid within the later of (a) twenty (20) days after the indemnified party's request thereof (in the case of claims not involving a third party) or (b) ten (10) days prior to the date on which the Damages upon which the indemnity is based are required to be satisfied by the indemnified party. In order to satisfy any indemnification obligations of the Seller and Faneuil pursuant to this Agreement, the Services Agreement or the Tax Sharing Agreement, the Seller and Faneuil hereby grant to the Buyer the right (in addition to collecting directly from the Seller or Faneuil) of set-off against any Deferred Amount or Contingent Amount otherwise due to the Seller pursuant to Section 2.3 hereof, as provided in this Section 10.8. In the event that there is any dispute between the parties regarding Buyer's set-off rights, the parties shall promptly cooperate in good faith for the purpose of resolving such dispute, which resolution, if achieved, shall be binding upon the parties and not subject to dispute or review.

          (b) If: (i) the Buyer shall have failed to give written notice of the relevant Damages promptly after assertion of a written claim by any third party or the discovery of facts upon which the claim is based, which notice specified in reasonable detail the amount, nature and source of the Damages; (ii) the Buyer shall have failed to respond to reasonable requests of the Seller for information with respect to the relevant claim; or (iii) the Seller or Faneuil shall have denied the claim or, in the case of third party claims, chosen to contest the claim in legal proceedings which have not yet been finally resolved, and if the parties do not resolve, within the applicable time period specified in subsection (a), any dispute they have regarding the Buyer's right to exercise its set-off right, then the Buyer shall not be entitled to exercise its right of set-off.

          (c) In the event the Buyer is not entitled to exercise its right of set-off as provided in subsection (b) above, the Buyer shall have the right, instead of making any of such payments in accordance with Section 2 hereof, to deposit in escrow an amount reasonably necessary to cover the Damages that can be reasonably expected to result from disputed or contested claims for indemnification. Any such deposit into escrow shall be pursuant to a Set-Off Escrow Agreement, substantially in the form of Exhibit 10.8 hereto, with an escrow agent reasonably satisfactory to the Buyer and the Seller. Any portion of the Deferred Amount or Contingent Amount which is not set-off by the Buyer or deposited into escrow by the Buyer in accordance with this Section 10.8 shall be
paid in accordance with Section 2 hereof.   No set-off by the Buyer shall
constitute a waiver of the Seller's and Faneuil's right to contest the validity of the Buyer's underlying claims for indemnity pursuant to Section 10.

     10.9 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

          (a) Promptly after receipt by an indemnified party under Section 10.2, 10.3, or Section 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

          (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 20 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) In the event that the indemnified party elects to retain the defense of any Proceeding pursuant to paragraph (b) or (c) above, the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

          (e) Any third-party claims relating to Taxes shall be defended as provided in the Tax Sharing Agreement.

     10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10.11 SCOPE OF LIABILITY. The parties acknowledge that their sole remedy against one another for any matter arising out of the Contemplated Transactions is as set forth in this Section 10.

     10.12 WAIVER OF CERTAIN STATUTORY CLAIMS. The Buyer hereby waives and releases the Seller and Faneuil from any and all Damages, known or unknown, it may have under any Environmental Law or any other statutes relating to environmental matters now or hereafter in effect or any other statute or regulation applicable to the sale of the Shares or the Company's business if the assertion of a right under such statute would circumvent the intended effect of
Section 10.11. The Seller and Faneuil hereby waive and release the Buyer from any and all Damages, known or unknown, it may have under any Environmental Law or any other statutes relating to environmental matters now or hereafter in effect or any other statute or regulation applicable to the sale of the Shares or the Company's business if the assertion of a right under such statute would circumvent the intended effect of Section 10.11.


 11. RESTRICTIVE COVENANTS
     ---------------------

          (a) Seller and Faneuil acknowledge and agree that all Confidential Information, known or obtained by Seller and Faneuil, whether before or after the date hereof, is the property of the Company. Therefore, Seller and Faneuil agree that they will not, at any time, disclose to any unauthorized Persons or use for its own account or for the benefit of any third party any Confidential Information without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company.

          (b) For a period of five years after the Closing:

               (i) Seller and Faneuil will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business engaged in the provision of general data center outsourcing, facilities management, computer time sharing, or remote computer processing services to third parties (the "Restricted Business"), anywhere within the United States; provided, however, that (i) Seller and Faneuil may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under
     Section 12(g) of the Securities Exchange Act of 1934, (ii) Faneuil and the Seller and their Subsidiaries may engage in the business of building data bases and/or models and/or targeting systems and/or direct marketing systems for themselves and their clients on their own computers and those of their clients; these services can be provided through facilities management, computer time sharing or through virtual computer networks,
     (iii) Faneuil and the Seller and their Subsidiaries may provide to any Person computer consulting or other value-added computer services, (iv) Faneuil and the Seller and their Subsidiaries may provide bona fide arms-length sale of products or provision of services that do not themselves constitute a Restricted Business or that otherwise would be permitted under this Section 11 to any Person engaged in a Restricted Business, and (v) Faneuil and the Seller and their Subsidiaries may acquire any Person engaged in a Restricted Business, as long as the Restricted Business operated by such Person did not represent more than 25% of such Person's revenues in the most recent fiscal year, Faneuil uses reasonable efforts to cause the sale of such Restricted Business and Faneuil completes the sale or other disposition of such Restricted Business within eighteen (18) months after such acquisition. Seller and Faneuil agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

          (ii) Seller and Faneuil will not, directly or indirectly, either for themselves or any other Person, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.

               (iii) Seller and Faneuil will not, directly or indirectly, either for themselves or any other Person, solicit the business of any Person known to Seller or Faneuil to be a customer of the Company, whether or not Seller or Faneuil had personal contact with such Person, with respect to products, services or activities constituting part of the Restricted Business.

          (c) In the event of a breach by Seller or Faneuil of any covenant set forth in this Section 11, the term of such covenant will be extended by the period of the duration of such breach.

          (d) If Seller or Faneuil breaches the covenants set forth in this
Section 11, in addition to all other rights and remedies it may have pursuant to this Agreement or otherwise, Buyer and the Company will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 11, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.


12.  TRANSITIONAL MATTERS AND CERTAIN OTHER MATTERS
     ----------------------------------------------

     12.1 USE OF NAME. For a period not to exceed six months following the Closing Date, the Company and the Buyer shall have the right to use the name "Faneuil" when conducting any business endeavor. Thereafter, Buyer agrees that it will cause the Company to cease using such name, including in connection with the use of existing supplies of labels, signs, letterhead and other printed materials, and during such six month period it will sticker or otherwise indicate on all such printed materials (other than any materials used internally only), so as to indicate that the Company is no longer affiliated with Faneuil or the Seller or their Affiliates.

     12.2 TRANSFER OF ASSETS. The Buyer acknowledges that prior to the Closing the Seller intends to cause the Company to dividend or otherwise transfer to the Seller the assets relating to the Excluded Business which are described on
Schedule 12.2, and the Seller agrees that at such time it will assume and agree to perform the liabilities described on Schedule 12.2. Seller shall assume and pay all costs, fees, expenses and other charges relating to the dividend or other transfer of the assets relating to the Excluded Business. The Seller represents and warrants that, except as provided in Schedule 12.2, the assets described on Schedule 12.2 (i) are not used in the business of the Company, and
(ii) do not, individually or in the aggregate, generate revenue for the Company. Except for the representation and warranty of Seller in this Section 12.2, the Buyer agrees that such transfer and assumption will not constitute a breach of any representation or warranty or covenant in this Agreement.

     12.3 RETURN OF EQUIPMENT. To the extent not completed prior to the Closing, as promptly as is practicable after the Closing Date, the Buyer shall cause the Company to return to the Seller the equipment listed on Schedule 12.3 which is owned by the Seller but located at the Company's facility in Oak Brook, Illinois. Seller shall assume and pay all costs and expenses relating to the removal, packaging, storage and transportation of the equipment listed on Schedule 12.3.

     12.4 CCC SERVICE AGREEMENT.

          (a) After the Closing, the Seller may deliver to the Buyer a form of amendment to the Computer Services Agreement, dated as of August 24, 1994 (the CCC Agreement"), between the Company and CCC Information Services, Inc., a Delaware corporation ("CCC"), to delete the provisions of Section 4.03(b) of the CCC Agreement in their entirety from the CCC Agreement, in a form reasonably acceptable to the Buyer (the "Amendment"). The Buyer shall cause the Company to execute the Amendment.

          (b) Until the Amendment is executed and delivered by both the Company and CCC, the Buyer agrees to indemnify the Seller against and hold the Seller harmless with respect to any and all claims, liabilities and obligations asserted against the Seller arising from the performance of the CCC Agreement after the Closing.

     12.5 MEDICAL BENEFITS.

          (a) Commencing as of July 1, 1996 (the "Benefits Closing Date"), the Buyer shall provide the Company's employees and dependents and beneficiaries thereof (the "Eligible Individuals") medical and dental coverage on the same terms as offered to the Buyer's own employees and without application of any exclusion for a pre-existing condition (other than conditions excluded or excludable as of the Benefits Closing Date as pre-existing conditions under the applicable medical and dental coverage of the Company with respect to Eligible Individuals who have not met the requirements for coverage with respect to such pre-existing conditions) and taking into account for purposes of any annual co-payment, deductible and limitation on benefits, the payments made under the applicable comparable employee benefit plan in respect of the Eligible Individuals for otherwise eligible medical and dental services in the current calendar year through the Benefits Closing Date. Nothing in this paragraph (a) shall be construed to require the Buyer to, nor is the Buyer under an obligation to, extend any such medical or dental benefit coverage (either for an employee or any other applicable Eligible Individual) subsequent to an employee's termination of employment (except for continuation coverage required under Title I, Part 6 of ERISA), on account of retirement or otherwise.

          (b) The Buyer shall be responsible for, and shall indemnify the Seller with respect to, all claims and liabilities incurred with respect to medical and dental benefits of the Eligible Individuals on and after the Benefits Closing Date. The Seller shall remain responsible for, and shall indemnify the Company and the Buyer with respect to, all claims and liabilities incurred with respect to medical and dental benefits of the Eligible Individuals prior to the Benefits Closing Date.

          (c) Nothing in this Agreement will limit or restrict in any way the rights of the Buyer or the Seller, to modify, amend, terminate or establish employee plans or arrangements in whole or in part at any time after the Closing Date. This Section 12.5 shall not, in any way or at any time, create any third party beneficiary rights for or on behalf of any person or persons.

13. GENERAL PROVISIONS
     ------------------

     13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     13.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines and Seller approves (which consent shall not be unreasonably withheld). Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than Representatives that agree to keep the Agreement confidential. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     13.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer, Faneuil and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any valuation, consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, provided that the non-disclosing party is given prior notice and a reasonable opportunity to contest the requirement of, or to minimize the scope of, any such disclosure.

     If the Contemplated Transactions are not consummated, then each party hereby agrees that it shall be bound by its obligations under the Confidentiality and Non-Solicitation Agreement dated June 12, 1996, by and between Buyer and Seller.

     13.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:             The Faneuil Group
                    2 Faneuil Hall South, Third Floor
                    Boston, MA 02109-1605
                    Attention: Jeffrey B. Finestone
                    Facsimile: (617) 742-9595


With a copy to:     Bingham, Dana & Gould LLP
                    150 Federal Street
                    Boston, MA 02110-1726
                    Attention: John R. Utzschneider
                    Facsimile: (617) 951-8736


Buyer:              May & Speh, Inc.
                    1501 Opus Place
                    Downers Grove, Illinois 60515
                    Attention: Robert C. Early
                    Facsimile: (708) 964-1747

With a copy to:     Freeborn & Peters
                    311 South Wacker Drive, Suite 3000
                    Chicago, Illinois 60606
                    Attention: Robert A. McWilliams
                    Facsimile: (312) 360-6570

     13.5 ARBITRATION.

          (a) All disputes or claims arising under or in any way relating to this Agreement or to the acquisition of the Shares by the Buyer shall be settled by arbitration before a panel of three arbitrators (with one designated by the Buyer and one designated by the Seller, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Buyer or the Seller must be an "Independent Person." For the purpose of this Section 13.5, an "Independent Person" shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder (either as a holder of a legal or a beneficial interest) of any party hereto, (ii) a consultant to any party hereto, (iii) a person with a direct or indirect financial interest in any contract with any party hereto, (iv) a director, officer or key employee of a company at a time when such company was party to a contract with any party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term "any party hereto" shall be deemed to include any affiliates of the parties hereto. Any such arbitration commenced by the Buyer shall take place in Boston, Massachusetts. Any such arbitration commenced by the Seller or Faneuil shall take place in Chicago, Illinois. Any arbitration may be commenced at any time by either the Buyer or the Seller giving written notice to the other party hereto that such dispute has been referred to arbitration under this Section 13.5. The third arbitrator shall be selected as prescribed above, but if the first two arbitrators do not so agree with in 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Seller, the Buyer and Faneuil and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each of the Seller, the Buyer and Faneuil shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared (one-half by the Buyer and one-half by the Seller and Faneuil); provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

          (b) To the extent that arbitration may not be legally permitted hereunder and the Seller and Faneuil and the Buyer do not at the time of such dispute or claim mutually agree to submit such dispute or claim to arbitration either the Seller and Faneuil or the Buyer may commence a civil action in a court of appropriate jurisdiction to solve disputes or claims hereunder. Nothing contained in this Section 13.5 shall prevent the Seller and Faneuil and the Buyer from settling any dispute or claim by mutual agreement at any time.

          (c) No party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not available in arbitration, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such party's right and obligation to arbitrate any related or unrelated dispute which is otherwise subject to arbitration under this Agreement, unless such waiver is expressed in writing and signed by such party. In the event any person not a party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Seller and Faneuil and the Buyer shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

          (d) In the event of any third party claim where the Indemnifying Party does not assume the defense of such third party claim, nothing in this Section
13.5 shall prevent the

Indemnified Party from impleading the Indemnifying Party or otherwise joining the Indemnifying Party to any litigation relating to such third party claim.

     13.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.7 WAIVER. The rights and remedies of the parties to this Agreement under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER AND FANEUIL MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SALE OF THE SHARES HEREUNDER.

     13.9 SCHEDULES

          (a) For purposes of this Agreement, with respect to any matter that is clearly disclosed in a schedule to this Agreement in response to the information called for by the corresponding section of this Agreement in such a way as to make its relevance to the information called for by another section of this Agreement clearly apparent (whether through an appropriate cross-reference or otherwise), such matter shall be deemed to have been included in the schedule corresponding to such other section.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules to this Agreement (other than an exception expressly set forth as such in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     13.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of all other parties, which will not be unreasonably withheld; provided, however, that no consent of any other party shall be required for any change in control of Buyer or the Company (including but not limited to any merger of the Company with Buyer) or any change in control of the Seller or Faneuil (including but not limited to any merger of the Seller with Faneuil). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     13.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of Illinois without regard to conflicts of laws principles.

     13.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     13.16 WAIVER OF CERTAIN DAMAGES. EACH OF THE SELLER, FANEUIL AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE OR MULTIPLE OR CONSEQUENTIAL DAMAGES BASED UPON, OR ARISING OUT OF, THIS

AGREEMENT OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     13.17 HART-SCOTT-RODINO FILING. The Buyer hereby represents and warrants to Seller and Faneuil that it is not a "person" which has total assets or annual net sales of $100,000,000 or more (determined in accordance with the rules promulgated pursuant to 15 U.S.C. (S)18(a) (the "HSR Rules") and it has no stockholder that constitutes the "ultimate parent entity" of the Buyer for purposes of the HSR Rules.

     The Seller and Faneuil hereby represent and warrant to the Buyer that Faneuil is the "ultimate parent entity" of the Company for purposes of the HSR Rules and Faneuil is not a "person" which has total assets or annual net sales of $100,000,000 or more (determined in accordance with the HSR Rules).

     13.18 SPECIAL COVENANT REGARDING ACCOUNTS RECEIVABLE. From and after the Closing Date, the Buyer shall cause the Company to undertake to collect the Accounts Receivable (as defined in Section 3.8). Such collection efforts shall be in a manner consistent with the Company's past collection practices, and all cash receipts shall be applied to the oldest outstanding receivable. The Buyer will provide monthly statements to the Seller as to the status of the collection efforts, and shall meet with the Seller as requested to discuss collections. If any Accounts Receivable have not been collected by the 61st day after the Closing Date, at the request of the Seller the Buyer will cause the Company to commence litigation against the applicable account debtor. Promptly after the 120th day after the Closing Date, the Buyer will deliver to the Seller a statement showing all Accounts Receivable still uncollected. Within five (5) days after delivery of such statements the Buyer shall thereupon cause the Company to sell to the Seller, and the Seller shall thereupon repurchase from the Company, that portion of such outstanding Accounts Receivable exceeding the unused portion of the $100,000 deductible set forth in Section 10.6, at a price equal to the face value thereof, without discount, payable promptly upon such transfer. To the extent that the Company is ordered by a court of competent jurisdiction to refund, as a voidable preference, fraudulent conveyance, or similar improper payment, any amount previously paid to the Company as a payment on any of the Accounts Receivable, Seller shall reimburse the Company for such amount, after giving effect to the deductible amount referred to above. Thereafter, the Buyer shall provide, and cause the Company to provide, the Seller with reasonable assistance in connection with the collection of such Accounts Receivable.

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

                                    MAY & SPEH, INC., a Delaware corporation


                                    By:  /s/ Lawrence J. Speh
                                         --------------------
                                    Its:     President
                                          -------------------

                                    FANEUIL, INC., a Delaware corporation


                                    By:  /s/ Jeffrey B. Finestone
                                         ----------------------------------
                                    Its: Executive Vice President and Chief
                                         Financial Officer
                                         ----------------------------------


                                    FANEUIL ISG, INC., a Canadian corporation


                                    By:  /s/ Jeffrey B. Finestone
                                         ----------------------------------
                                    Its: Executive Vice President and Chief
                                         Financial Officer
                                         ----------------------------------

LIST OF SCHEDULES

     The Stock Purchase Agreement filed herewith does not contain the schedules listed below that are part of such agreement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

2(a)      Prospects
2(b)      Customers in Prior 36 Months
2.3       Base Revenues
3.1       Jurisdiction of Incorporation and Foreign Qualifications
3.2(c)    Required Consents
3.3(a)    Stock Encumbrances; Legends
3.3(b)    Additional Stock Arrangements
3.4       Financial Statements
3.6       Title to Property; Encumbrances
3.7       Condition and Sufficiency of Assets
3.8       Accounts Receivable
3.10      Undisclosed Liabilities
3.11      Taxes
3.12      Possible Adverse Changes
3.13      Employee Benefit Plans
3.14(a)   Legal Requirements
3.14(b)   Governmental Authorizations
3.15(a)   Legal Proceedings
3.15(b)   Orders
3.15(c)   Compliance with Orders
3.16      Absence of Certain Changes and Events
3.17(a)   Applicable Contracts
3.17(b)   Certain Contracts
3.17(d)   Renegotiation of Contracts
3.18      Insurance
3.19      Environmental Matters
3.20(a)   Employees
3.20(c)   Parachute Payments
3.22      Intellectual Property
3.23      Vendors & Customers
3.24      Banking Facilities
3.25      Corporate Name
3.26      Certain Payments
3.28      Relationships With Related Persons
12.2      Assets and Liabilities to be transferred
12.3      Returned Equipment

LIST OF EXHIBITS

2.5(a)(iii)    Written Opinions of Bingham, Dana & Gould and Thompson Dorfman
               Sweatman
2.5(a)(iv)     Form of Disaffiliation Tax Sharing Agreement
2.5(b)(ii)     Form of Warrant
2.5(b)(iv)     Written Opinion of Freeborn & Peters
2.5(b)(v)      Form of Services Agreement
2.5(c)         Form of Employment Agreement
2.5(d)         Form of Stock Option Agreement
10.8           Form of Set-Off Escrow Agreement

                              Exhibit 2.5(a)(iii)

                                    Form of
                      Opinion of Bingham, Dana & Gould LLP

                                 July ___, 1996



May & Speh, Inc.
1501 Opus Place
Downers Grove, IL  60515

     RE:  GIS INFORMATION SYSTEMS, INC.
          -----------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Faneuil, Inc., a Delaware corporation (the "Seller"), in connection with the transactions contemplated by the Stock Purchase Agreement, dated as of July 1, 1996 (the "Stock Purchase Agreement"), by and among May & Speh, Inc., a Delaware corporation (the "Buyer"), the Seller, and, for certain purposes, Faneuil ISG, Inc., a Canadian corporation ("Faneuil"), pursuant to which the Buyer has agreed to purchase all of the outstanding capital stock of GIS Information Systems, Inc., an Illinois corporation ("GIS"). This opinion is being delivered to you pursuant to Sections 2.5(a)(iv) and 7.2(b) of the Stock Purchase Agreement. All capitalized terms that are used herein without definition have the meanings set forth for such terms in the Stock Purchase Agreement.

     In connection with the rendering of this opinion, we have reviewed originals or copies of each of the Stock Purchase Agreement, the Tax Sharing Agreement, the Warrant, the Set-Off Escrow Agreement and the Services Agreement (referred to hereinafter collectively as the "Acquisition Agreements"), copies of the charter documents and by-laws of the Seller, resolutions of the Board of Directors of the Seller authorizing and/or ratifying the transactions contemplated by the Acquisition Agreements and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other states of mind), we have relied entirely upon representations made to us by officers of each of the Seller and GIS and have assumed, without independent inquiry, the accuracy of such representations. We have no knowledge that the information supplied therein is inaccurate in any material respect.

     As to any opinion below relating to the organization, existence, qualification or standing of the Seller and GIS in any jurisdiction, our opinion relies entirely upon and is limited by those certificates of public officials attached hereto as Exhibit 1.

     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness that attorneys currently in the firm who have provided legal representation to the Seller since its formation have gained through our representation of the Seller and without any special or additional investigation undertaken for the purposes of this opinion.

     Each opinion set forth below relating to the enforceability of any agreement or instrument against the Seller is subject to the following general qualifications:

          (i) as to any agreement to which the Seller is a party, we assume that such agreement is the binding obligation of each other party thereto;

          (ii) as to any agreement or instrument to which the Seller is a party, we assume that the Seller has received the agreed-to consideration therefor;

          (iii) the enforceability of any obligation of the Seller may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

          (iv) no opinion is given herein as to the availability of any special or equitable relief of any kind;

          (v) no opinion is given herein as to the enforceability of Section 11 of the Stock Purchase Agreement or Section 11(h) of the Warrant; and

          (vi) the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     We express no opinion as to the applicability of the antitrust laws of the United States of America or of any state, including but not limited to the H-S-R Act, or the applicability of federal or state securities laws, to any of the transactions contemplated by the Stock Purchase Agreement.

     Subject to the limitations set forth above and below, we have made such examination of law as we have deemed necessary for purposes of this opinion. This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located therein, the General Corporation Law of the State of Delaware as applied by courts located in Delaware (the "DGCL"), and the federal laws of the United States of America, to the extent that the same may apply to or govern such transactions. In this regard, we note that certain of the Acquisition Agreements contain provisions to the effect that the laws of a jurisdiction other than those recited in the preceding sentence are intended to be governing. For purposes of our opinion herein we have assumed, with your permission and without any independent investigation, that the laws of any such jurisdiction that may govern the Acquisition Agreements are identical in all relevant respects to the laws of the Commonwealth of Massachusetts.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon the foregoing, we are of the opinion that:

     1. The Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

     2. The Seller has the corporate power to enter into the Acquisition Agreements and to consummate the transactions contemplated thereby. The execution and delivery by the Seller of the Acquisition Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all required corporate action on the part of the Seller. GIS is a corporation validly existing and in good standing under the laws of the State of Illinois.

     3. Each of the Stock Purchase Agreement, the Tax Sharing Agreement and the Services Agreement has been duly executed and delivered by the Seller and constitutes, and the Set-Off Escrow Agreement, when duly executed and delivered by the Seller will constitute, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

     4. Neither the execution nor the delivery by the Seller of any of the Acquisition Agreements nor the consummation by the Seller of the transactions contemplated thereby will constitute a violation of, or be in conflict with, constitute or create, with or without the passage of time or the giving of notice, a default under, or result in the creation or imposition of any liens upon any property of either the Seller or GIS pursuant to: (i) the Certificate of Incorporation or By-Laws of the Seller, in each case amended to date; (ii) under the provisions of any judgment, writ, decree or order known to us or, to our knowledge and except as set forth in Schedule 3.2(c) to the Stock Purchase Agreement, any agreement or commitment to which either the Seller or GIS is a party or by which either the Seller or GIS or any of their properties is bound or to which either the Seller or GIS or any of their properties is subject; or
(iii) any Delaware, Massachusetts or federal statute or regulation or rule relating to either the Seller or GIS.

     5. Except for (i) the filings and approvals referred to in Schedule 3.2(c) to the Stock Purchase Agreement, or (ii) any filing required under the H-S-R Act, and (iii) any filing and recording of documents normally required in connection with the conveyance of title to personal and real property or Intellectual Property, no approval or consent or other action by, and no filing or registration with, any agency, authority or other unit of the Commonwealth of Massachusetts, State of Delaware (under the DGCL) or of the federal government of the United States of America is required under existing law or regulations as a condition to the valid execution, delivery and performance by the Seller of the Acquisition Agreements to which it is a party or the effectiveness of the transactions contemplated thereby.

     6. To our knowledge, GIS has no Subsidiaries, and does not otherwise have, own or control, directly or indirectly, any direct or indirect equity or ownership interest in or loans to any other business.

     7. To our knowledge, except as disclosed in Schedule 3.3(b) to the Stock Purchase Agreement and except for any preemptive rights arising under Illinois law, there are no options, warrants, calls, conversion rights, commitments or agreements of any kind to which the Seller or GIS is a party or by which the Seller or GIS may be bound that obligate or may obligate GIS to issue, deliver or transfer, or otherwise cause to be issued, delivered or transferred, additional shares of equity securities or other securities of GIS or that obligate or may obligate GIS to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. To our knowledge and except as disclosed in Schedule 3.3(b) to the Stock Purchase Agreement, there are no outstanding arrangements, agreements, commitments or understandings of any kind to which the Seller is a party which affect or relate to the voting, issuance, purchase, redemption, repurchase or transfer of any of the Shares, except for the Contemplated Transactions.

     8. To our knowledge, except as disclosed in Schedule 3.15(a) to the Stock Purchase Agreement, there are no actions, suits, proceedings, or investigations pending or threatened against the Seller or GIS. To our knowledge, neither the Seller nor GIS is subject to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     This opinion has been delivered solely for your use in connection with the transactions contemplated by the Stock Purchase Agreement and may not be referred to or used for any other purpose or relied upon by any other person, except with our prior consent. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change after the date hereof pertaining to any matter referred to herein.

                                       Very truly yours

                                    Form of
                     Opinion of Thompson Dorfman Sweatman

July __, 1996

May & Speh, Inc.
1501 Opus Place
Downers Grove, IL 60515

     Re:  GIS Information Systems, Inc.
          Our Matter #0036065

We have acted as Canadian counsel for Faneuil ISG Inc., a Canadian corporation ("Faneuil"), in connection with the transactions contemplated by the Stock Purchase Agreement, dated as of July 1, 1996 (the "Stock Purchase Agreement"), by and among May & Speh, Inc., a Delaware corporation (the "Buyer"), Faneuil, Inc., a Delaware corporation (the "Seller"), and for certain purposes, Faneuil, pursuant to which the Buyer has agreed to purchase all of the outstanding capital stock of GIS Information Systems, Inc., an Illinois corporation ("GIS"). This opinion is being delivered to you pursuant to Sections 2.5(a)(iii) and 7.2(b) of the Stock Purchase Agreement. All capitalized terms that are used herein without definition have the meanings set forth for such terms in the Stock Purchase Agreement.

In connection with the rendering of this opinion, we have reviewed originals or copies of each of the Stock Purchase Agreement, the Warrant and the Set-Off Escrow Agreement (referred to hereinafter collectively as the "Acquisition Agreements"), copies of the charter documents and by-laws of Faneuil, resolutions of the Board of Directors of Faneuil authorizing and/or ratifying the transactions contemplated by the Stock Purchase Agreement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other states of mind), we have relied entirely upon the representations made to us by officers of Faneuil and have assumed, without independent inquiry, the accuracy of such representations. Although we have not taken any additional action to confirm the accuracy of the matters represented to us, nothing has come to our attention that leads us to question the accuracy of the information supplied to us.

As to any opinion below relating to the existence of Faneuil in any jurisdiction, our opinion relies entirely upon and is limited by a Certificate of Compliance dated June 25, 1996, and issued by the Deputy Director under the Canada Business Corporations Act, a copy of which is attached hereto as Exhibit 1.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to our action knowledge or awareness we have gained through our representation of Faneuil and without any special or additional investigation undertaken for the purposes of this opinion.

Each opinion set forth below relating to the enforceability of any agreement or instrument against Faneuil is subject to the following general qualifications:

     (i) as to any agreement to which Faneuil is a party, we assume that such agreement is the binding obligation of each other party thereto;

     (ii) as to any agreement or instrument to which Faneuil is a party, we assume that Faneuil has received the agreed-to consideration therefor;

     (iii) the enforceability of any obligation of Faneuil may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

     (iv) no opinion is given herein as to the availability of any special or equitable relief of any kind;

     (v) no opinion is given herein as to the enforceability of Section 11 of the Stock Purchase Agreement; and

     (iv) the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Subject to the limitations set forth above and below, we have made such examination of law as we have deemed necessary for purposes of this opinion. This opinion is limited solely to the laws of the Province of Manitoba and to the laws of Canada applicable therein, to the extent that same may apply to the subject matter of our opinion. This opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters so stated. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to the transactions referred to herein. In this regard, we note that certain of the Acquisition Agreements contain provisions to the effect that the laws of a jurisdiction other than those recited in the preceding sentence are intended to be governing. For purposes of our opinion herein we have assumed, with your permission and without any independent investigation, that the laws of any such jurisdiction that may govern the Acquisition Agreements are identical in all relevant respects to the laws of the Province of Manitoba.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1. Faneuil is a corporation incorporated and organized and is existing under the laws of Canada.

2. Faneuil has the corporate power to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereby. The execution and delivery to the Stock Purchase Agreement by Faneuil and the consummation of the transactions contemplated thereby have been duly authorized by all required corporate action on the part of Faneuil.

3. The Stock Purchase Agreement constitutes a legal, valid and binding obligation of Faneuil, enforceable against Faneuil in accordance with its terms.

4. Neither the execution nor the delivery of the Stock Purchase Agreement by Faneuil nor the consummation by Faneuil of the transactions contemplated thereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of Faneuil pursuant to: (i) the Articles or By-Laws of Faneuil, each as amended to date; (ii) to our knowledge, any agreement or commitment to which Faneuil is a party or by which Faneuil or any of its properties is bound or to which Faneuil or any of its properties is subject; or (iii) any Canadian or Manitoba statute or any regulation or rule of any governmental authority relating to Faneuil.

This opinion has been delivered solely for your use in connection with the transactions contemplated by the Stock Purchase Agreement and may not be referred to or used for any other purpose or relied upon by any other person, except with our prior consent. The opinions expressed herein are given as of the date hereof and we undertake no obligations hereby and disclaim any obligation to advise you of any change after the date hereof pertaining to any matter referred to herein.

Yours truly,

                              Exhibit 2.5(a)(iv)

                                    Form of
                     Disaffiliation Tax Sharing Agreement
                     ------------------------------------

     The parties to this agreement, dated as of __________, 1996 (this "Agreement"), are Faneuil, Inc., a Delaware corporation (the "Seller"), and May & Speh, Inc., a Delaware corporation (the "Buyer").

     The parties have entered into a Stock Purchase Agreement dated as of ________, 1996 (the "Stock Purchase Agreement"), pursuant to which Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all of the issued and outstanding shares of the capital stock of GIS Information Systems, Inc., an Illinois corporation ("GIS"). The parties desire to enter into this Disaffiliation Tax Sharing Agreement pursuant to the Stock Purchase Agreement in order to address certain matters relating to their respective Tax liabilities and the Tax liabilities of GIS.

                                   Article 1
                                   ---------

                                 Defined Terms
                                 -------------

          (a) Capitalized terms used in this Agreement and not otherwise defined have the respective meanings given those terms in the Stock Purchase Agreement.

          (b) "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax law).

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Faneuil Affiliated Group" means an Affiliated Group of which both Faneuil and GIS are members.

          (e) "Income Taxes" means any Taxes based upon or relating to income, including without limitation any Taxes calculated in whole or in part based on gross receipts or net revenues.

          (f) "Non-Income Taxes" means any Taxes other than Income Taxes.

          (g) "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

          (h) "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any attached or related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                                   Article 2
                                   ---------

                           Responsibility for Taxes
                           ------------------------

     2.1. Income Taxes.

          (a) The Seller shall be responsible for (and shall hold the Buyer harmless against) all U.S. federal Income Taxes, and U.S. state Income Taxes for those states that substantially follow the federal Income Tax treatment of elections under Code Section 338(h)(10), of GIS (or any Affiliated Group which includes GIS) attributable to any Tax period ending on or prior to the Closing Date (including any Taxes attributable to the Section 338(h)(10) election referred to in Article 4). The Seller shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any U.S. federal or such state Tax Returns of GIS for Tax periods ending on or prior to the Closing Date that are due (including all applicable extensions) or may be filed after the Closing Date. The Seller shall pay (or cause to be paid) all Taxes shown or required to be shown to be due on such Tax Returns. To the extent that a reserve exists for any such U.S. federal or such state Income Taxes on the Closing Balance Sheet, the Buyer shall transfer the amount of such reserve to the Seller within five
(5) business days of receipt of notice of payment by the Seller.

          (b) With respect to any U.S. state (other than those states referred to in paragraph (a) above) and U.S. local and foreign national, state and local Income Taxes of GIS (or any group which includes GIS) attributable to any Tax period that either ends on or prior to June 30, 1996 or includes but does not end on June 30, 1996, (i) with respect to Tax periods that end on or prior to June 30, 1996, the Seller shall be responsible for (and shall hold the Buyer harmless against) all such Income Taxes (subject to any reserve on the Closing Balance Sheet as described below) and (ii) with respect to Tax periods that include but do not end on June 30, 1996, the Seller shall be responsible for (and shall hold the Buyer harmless against) all such Income Taxes attributable to the Tax period prior to July 1, 1996, such portion to be based on the net book income of GIS during that portion of the Tax period prior to July 1, 1996, as determined by the Closing Balance Sheet and the related income statement delivered pursuant to Section 2.6 of the Stock Purchase Agreement, as compared to its net book income for the entire applicable Tax period (determined in a manner consistent with the Closing Balance Sheet and such income statement), and after giving effect to any reserve on the Closing Balance Sheet as described below. Except for any consolidated, combined, or unitary foreign or U.S. state or local Tax Return of the Seller which includes GIS (which Tax Return shall be subject to the Buyer's prior review and consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the failure to provide a reasonable opportunity to review or a lack of consent shall not excuse the Buyer from its indemnification obligations except to the extent the Buyer can demonstrate it was prejudiced thereby), the Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any applicable Tax Returns of GIS for applicable Income Tax periods that include but do not end on June 30, 1996. Such Tax Returns shall be prepared on a basis consistent with all applicable Income Tax laws, rules and regulations. The Buyer shall pay (or cause to be paid) all Taxes shown to be due on such Tax Returns. To the extent that the Seller is responsible for any portion of such Income Taxes pursuant to the first sentence of this paragraph
(b), the Seller shall be liable for and reimburse the Buyer for that portion of such Income Taxes in excess of any reserve for such U.S. state or foreign national, state or local Income Taxes set forth on the Closing Balance Sheet. Any such reimbursement shall occur within five (5) business days of receipt of notice of payment by the Buyer.

          (c) The Seller shall be entitled to all refunds of Income Taxes of the type and for all Tax periods referred to in paragraph (a) above or paragraph (b) above, except with respect to any Tax Return for which the Buyer has paid a portion of the relevant Income Taxes as provided in paragraph (b) above, in which case the Buyer shall be entitled to a pro rata portion of such refund based on the proportion of applicable Income Taxes paid by the Buyer.

  2.2. Non-Income Taxes.

          (a) The Seller shall be responsible for (and shall hold the Buyer harmless against) all Non-Income Taxes of GIS attributable to any Tax period ending on or before June 30, 1996. The Seller shall also be responsible for (and shall hold the Buyer harmless against) a portion of any Non-Income Taxes of GIS attributable to any Tax period that ends after June 30, 1996, determined by allocating such Tax liability to the Buyer or the Seller by reference to the specific asset, activity or payment producing such Tax liability, and if the Tax liability cannot practically be so allocated, then pro rata based on the number of days in the applicable Tax period prior to July 1, 1996 as compared to the number of days in the Tax period after June 30, 1996, or based on some other method determined jointly by the Buyer and the Seller to be more appropriate.

          (b) The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Tax Returns for Non-Income Taxes of GIS that are due (including all applicable extensions) or may be filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with all applicable federal, state, local and foreign Tax laws, rules and regulations. The Buyer shall pay (or cause to be paid) all Non-Income Taxes shown or required to be shown to be due on such Tax Returns. The Seller shall be liable for and shall reimburse the Buyer for that portion of such Taxes for which the Seller is responsible pursuant to paragraph (a) above and for which a reserve did not exist on the Closing Balance Sheet. Any such reimbursement shall occur within five (5) business days of receipt of notice of payment by the Buyer.

          (c) The Seller shall be entitled to all refunds of Non-Income Taxes of the type and for the Tax periods referred to in paragraph (a) above, except with respect to any Tax Return for which the Buyer has paid a portion of the relevant Non-Income Taxes as provided in paragraph (b) above, in which case the Buyer shall be entitled to a pro rata portion of such refund based on the proportion of applicable Non-Income Taxes paid by the Buyer.

                                   Article 3
                                   ---------

               Cooperation on Tax Matters; Conduct of Proceedings
               --------------------------------------------------


          (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to Article 2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Prior to filing any Tax Returns of GIS for which the Seller has agreed to indemnify the Buyer pursuant to Article 2, the Buyer shall provide the Seller with a reasonable opportunity to review the applicable Tax Returns and obtain the prior consent of the Seller, not to be unreasonably withheld, conditioned or delayed; provided, that the failure to provide a reasonable opportunity to review or a lack of consent shall not excuse the Seller from its indemnification obligations except to the extent the Seller can demonstrate it was prejudiced thereby.

          (b) The Seller shall be responsible for defending any audit, litigation or other proceeding with respect to Taxes of the Seller or GIS attributable to any period prior to the Closing Date, in the case of those Taxes referred to in Section 2.1(a), or June 30, 1996, in the case of all other Taxes (with the Closing Date and June 30, 1996 referred to as the "Applicable Cut-Off Dates") and shall have the authority to negotiate, compromise and settle any such audit, litigation or other proceeding. The Seller shall keep the Buyer reasonably informed as to the progress of any such audit, litigation or other proceeding with respect to Taxes of the Seller or GIS, and shall, if the Buyer so requests, permit the Buyer at its expense to participate in any such audit, litigation or other proceeding; provided, that the Seller shall not settle any such audit, litigation, or other proceeding without the Buyer's consent (not to be unreasonably withheld, conditioned or delayed) if such settlement would increase the Tax liabilities of Buyer or any of its affiliates (including GIS) for any period after the Applicable Cut-Off Date. If, as a result of any such audit, litigation or proceeding the Seller or GIS is required to pay any additional Taxes, within five (5) business days after receipt of notice of payment, the Buyer shall reimburse the Seller for that portion of such Taxes for which it is responsible under Article 2.

                                   Article 4
                                   ---------

                          Section 338(h)(10) Election
                          ---------------------------

     The Seller and the Buyer will join in making an election under Section 338(h)(10) of the Code (a "Section 338(h)(10) Election") with respect to the purchase of the stock of GIS pursuant to the Stock Purchase Agreement. As a result, to the extent not inconsistent with applicable law or this Agreement, the Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election. Each of the Seller and the Buyer agree to cooperate with each other in connection therewith (including, without limitation, signing and returning any documents sent to such party for its signature in connection therewith within fifteen (15) days of its receipt of such documents). The Buyer and the Seller agree that for purposes of the Section 338(h)(10) Election they will agree to the valuation, or method of valuation, of the assets of GIS within four (4) months after the Closing Date, and will reflect such agreement in a written supplement to this Agreement. In preparing such allocation both the Buyer and the Seller will act in a reasonable manner. The Buyer and the Seller will file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the valuation of the assets determined as provided above.

                                   Article 5
                                   ---------

                    Adjustments Affecting Timing:  Refunds
                    ----------- --------- ------   -------

          (a) "Adjustment" means any change in an item of income, gain, loss, deduction or credit, including, but not limited to, changes attributable to any amended Tax Returns, deficiencies asserted by any taxing authority, overpayments, claims for refund, audit, examination, proceedings or litigation resulting from any of the foregoing events.

          (b) Timing Adjustments: Buyer's Tax Decrease. If there is an Adjustment to any item reported on a Tax Return filed with respect to the Seller or any Affiliate of the Seller (including GIS) for a period ending on or before the Applicable Cut-Off Date (a "Prior Period") that results in an increase in the Tax liabilities of the Seller or an Affiliate of the Seller (including GIS to the extent the Seller is liable for such Tax liabilities under this Agreement) and such Adjustment results in a corresponding Adjustment to items reported on a Tax Return filed by or with respect to the Buyer or GIS or any Affiliate for a period beginning after the Applicable Cut-Off Date, with the result that the Tax liabilities of the Buyer, GIS, or such Affiliate with respect to such period are reduced, then the Buyer shall pay to the Seller an amount equal to such increase in Taxes of the Seller or Seller's Affiliate, such payment being limited to the decrease in the Tax liabilities of the Buyer and its Affiliates.

          (c) Timing Adjustments: Buyer' Tax Increase. If there is an Adjustment to any item reported on a Tax Return filed with respect to the Seller or any Affiliate of the Seller (including GIS) for a Prior Period that results in a decrease in the Tax liabilities of the Seller or an Affiliate of the Seller (including GIS to the extent the Seller are liable for such Tax liabilities under this Agreement) and such Adjustment results in a corresponding Adjustment to items reported on a Tax Return filed by or with respect to the Buyer, GIS or any Affiliate for a period beginning after the Applicable Cut-Off Date, with the result that the Tax liabilities of the Buyer, GIS, or such Affiliate with respect to such period are increased, then the Seller shall pay to the Buyer an amount equal to such increase in Taxes of the Buyer or Buyer's Affiliate, such payment being limited to the decrease in the Tax liabilities of the Seller and its Affiliates.

          (d) Payments: Buyer's Tax Decrease. Any payment by the Buyer under this Article 5 shall be due within thirty (30) days after the realization of the Tax decrease. Any such payment shall bear interest computed at the rate and in the manner provided by Section 6621 of the Code for a period commencing on the thirtieth (30) day after the realization of the Tax decrease.

          (e) Payments: Buyer's Tax Increase. Any payment by the Seller under this Article 5 shall be due within thirty (30) days after the payment of such Tax increase. Any such payment shall bear interest computed at the rate and in the manner provided by
Section 6621 of the Code for a period commencing on the thirtieth (30) day after the realization of the Tax increase.

                                   Article 6
                                   ---------

                                 Miscellaneous
                                 -------------

     This Agreement, together with the Stock Purchase Agreement and the other agreements entered into pursuant thereto, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior agreements and understandings relating thereto, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof. Any notices, requests, payments, instructions, or other documents to be given hereunder shall be given in the manner provided by Section 13.4 of the Stock Purchase Agreement. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Illinois. Any dispute under this Agreement shall be resolved pursuant to the arbitration provisions of Section 13.5 of the Stock Purchase Agreement. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as an instrument under seal as of the day and year first written above.

                                       FANEUIL, INC.



                                       By:



                                       MAY & SPEH, INC.



                                       By:

                              Exhibit 2.5(b)(ii)

THIS WARRANT AND THE SHARES OF COMMON STOCK OF MAY & SPEH, INC. TO BE ISSUED UPON ANY EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR THOSE ISSUED UPON EXERCISE HEREOF MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT MADE UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS ACCEPTABLE TO THE COMPANY.

                                                                   JULY __, 1996

                   WARRANT TO PURCHASE UP TO AN AGGREGATE OF
                     ________ SHARES OF THE COMMON STOCK OF
                    MAY & SPEH, INC., A DELAWARE CORPORATION

  For value received, May & Speh, Inc., a Delaware corporation (the "Company"), hereby certifies that Faneuil, Inc., a Delaware corporation, or its permitted assigns as set forth in Section 5 herein (the "Holder"), is entitled to purchase, subject to the provisions of this Warrant, from the Company up to an aggregate of _______ duly authorized, validly issued, fully paid and nonassessable shares of the Company's Common Stock, with par value of $.01 per share, at a purchase price of $_____ per share (the "Exercise Price"), all subject to the terms, conditions and adjustments set forth in this Warrant. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Stock." This Warrant was originally issued in connection with the execution and delivery of a Stock Purchase Agreement, dated as of July __, 1996 (the "Stock Purchase Agreement"), pursuant to which the Company purchased from the original Holder hereof all of the outstanding shares of GIS Information Systems, Inc.

  Section 1.      Exercise of Warrant.
                  -------------------

          (a) Manner of Exercise. Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, but not as to a fractional share, at any time or from time to time on or after the date hereof and on or before the fifth anniversary of the date of this Warrant (the "Expiration Date"), by presentation and surrender hereof to the Company, with the Purchase Form annexed hereto duly executed and accompanied by payment of the full Exercise Price for the number of shares specified in such Form, together with all federal and state taxes applicable upon such exercise that are required to be withheld by the Company. The Exercise Price for the number of Warrant Stock specified in the Election to Purchase Form shall be payable either (i) in United States Dollars by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account specified by the Company for that purpose or (ii) by the surrender of the Holder of its rights to a number of shares of Warrant Stock having a Fair Market Value (as defined below) equal to or greater than the required aggregate Exercise Price, in which case the Holder would receive the number of shares of Warrant Stock to which it would otherwise be entitled upon such exercise, less the surrendered shares. As used herein, the term "Fair Market Value" means, as of any date, either (a) if the Common Stock is then listed on a stock exchange or quoted through the NASDAQ National Market System or any successor thereto, the average of the closing prices of the Common Stock on the ten trading days preceding such date or (b) if the Common Stock is then quoted through NASDAQ (but not on the National Market System) or otherwise publicly traded, the average of the closing bid and asked prices on the ten trading days preceding such date or (c) if the Common Stock is not then publicly traded, as determined in good faith by the Company's Board of Directors.

     (b) Partial Exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares purchasable hereunder.

     (c) Effective Date of Exercise. Upon receipt by the Company of this Warrant at the office or agency of the Company, with the completed Purchase Form, and upon receipt by the Company of payment of the Exercise Price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to the Holder.

     (d) Transfer Restriction Legend. Each certificate representing shares initially issued upon exercise of this Warrant (and subsequently issued if appropriate), unless at the time of exercise such shares have been sold pursuant to an effective registration statement under the Securities Act, shall bear the following legend (and any additional legend required by applicable securities laws or any securities exchange or NASDAQ at the time of such exercise) on the face thereof:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold, transferred, hypothecated or otherwise assigned except pursuant to a registration statement with respect to such securities which is effective under such act and under any applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Company, an exemption from the registration requirements of such act and state securities laws is available."

Any certificate issued at any time upon transfer of, or in exchange for or replacement of, any certificate bearing such legend (except a new certificate issued upon completion of a public distribution of the securities represented thereby pursuant to a registration under the Securities Act) shall also bear such legend unless, in the opinion of counsel for the registered holder thereof reasonably acceptable to the Company, the shares represented thereby need no longer be subject to the restrictions in this Section 1(d). The provisions of this Section 1(d) shall be binding upon all subsequent holders of certificates bearing the above legend, and shall also be applicable to all subsequent holders of this Warrant.

  Section 2. Reservation of Shares. The Company hereby agrees that at all times before the expiration of this Warrant, it will reserve a sufficient number of shares of Common Stock to be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereon, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current value of such fractional share, determined in accordance with Section 3 below.

  Section 3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current value of such fractional share, determined as follows: the current value shall be an amount, no less than book value per share, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the Holder.

  Section 4. Substitution of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and (i) in the case of any such loss, theft or destruction of any Warrant, upon delivery of indemnity reasonably satisfactory to the Company, or
(ii) in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

  Section 5.      Restrictions on Transfer.

          (a) General Restrictions. Except to the extent approved by the Board of Directors of the Company, and other than by means of a public offering registered in accordance with Section 11 hereof, the Holder shall not sell, assign, transfer, pledge or dispose of all or any portion of the Warrant or the Warrant Stock. Notwithstanding the foregoing, the Holder may transfer this Warrant or all or any portion of the Warrant Stock after providing written notice to the Company of the Holder's intention to effect such transfer, describing in reasonable detail the proposed transfer, and delivery to the Company of the opinion of counsel referred to in, and to the effect described in, Section 5(b) below. Notwithstanding the foregoing, the Holder shall be permitted to transfer the Warrant only in its entirety so that there shall be at all times only one Holder under this Warrant, and it is expressly agreed and acknowledged that the registration rights provided in Section 11 hereof shall only accrue to such Holder.

          (b) Statement of Intention to Transfer; Opinion of Counsel. Except for any transfer pursuant to Section 11 hereof, at least 28 days prior to any transfer of this Warrant or any transfer of the related Warrant Stock, the Holder of this Warrant will deliver a statement to the Company, describing in reasonable detail the proposed transfer, together with a signed copy of the opinion of such Holder's counsel as to the permissibility of the transfer or assignment under the terms of this Warrant and under applicable securities laws, which opinion shall be reasonably satisfactory in form and substance to the Company. If, in the opinion of such Holder's counsel, the proposed transfer of this Warrant or the proposed transfer of such Warrant Stock may be effected under the terms of this Warrant and under applicable securities laws, and, in the case of the transfer of the Warrant in its entirety, if the proposed transferee of the Warrant agrees in writing to be bound by the terms and conditions set forth in this Warrant, then such Holder shall be entitled to transfer this Warrant (and such transferee shall become a "Holder" as used herein), or to transfer such Warrant Stock in accordance with the intended method of disposition specified in the statement delivered by such Holder to the Company. Any Warrant or Warrant Stock issued in connection with such transfer shall bear the restrictive legend required by Section 1(d).

  Section 6. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant.

  Section 7.      Adjustments.

          (a) Adjustment of Number of Shares. Anything in this Section 7 to the contrary notwithstanding, in case the Company shall at any time issue Common Stock by way of dividend or other distribution on the Common Stock of the Company or subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such subdivision or increased in the case of such combination (on the date that such subdivision or combination shall become effective). Notwithstanding the foregoing, in no event will the Exercise Price ever be reduced below the par value per share of the Warrant Stock.

          (b) No Adjustment for Small Amounts. Anything in this Section 7 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Exercise Price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the Exercise Price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual Exercise Price by at least one cent, such change in the Exercise Price shall thereupon be given effect.

          (c) Number of Shares Adjusted. Upon any adjustment of the Exercise Price, the Holder of this Warrant shall thereafter (until another such adjustment) be entitled to purchase, at the new Exercise Price, the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares of Common Stock initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the new Exercise Price.

          (d) Common Stock Defined. Whenever reference is made in this Section 7 to the issue or sale of shares of Common Stock, the term "Common Stock" shall mean the common stock of the Company of the class authorized as of the date hereof and any other class of stock ranking on a parity with such Common Stock. However, subject to the provisions of Section 10 hereof, shares issuable upon exercise hereof shall include only shares of the class designated as Common Stock of the Company as of the date hereof.

  Section 8. Officer's Certificate. Whenever the Exercise Price shall be adjusted as required by the provisions of Section 7 hereof, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office, an officer's certificate showing the adjusted Exercise Price determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the Holder.

  Section 9. Notices to Warrant Holders. As long as this Warrant shall be outstanding and unexercised (i) if the Company shall pay any dividend or make any distribution upon the Common Stock, or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any shares of stock of any class or any other rights, or (iii) if any capital reorganization of the Company in which the Company is not the surviving entity, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, conveyance or lease of all or substantially all of the Company's assets, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then, in any such case, the Company shall cause to be delivered to the Holder, at least ten days prior to the dates set forth in (x) and (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date (x) of record to be set for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any, is to be fixed as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

  Section 10. Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Stock by way of dividend or other distribution or of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall cause effective provisions to be made so that the Holder shall have the right thereafter, through the exercise of this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments provided for in this Warrant. The foregoing provisions of this Section 10 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for or of a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section 7(a) hereof with the amount of the consideration received upon the issue thereof being determined by the Board of Directors of the Company, such determination to be final and binding on the Holder.

  Section 11. Registration Rights. The Holder shall have registration rights as provided in this Section 11 with respect to the shares of Warrant Stock (the "Registrable Shares").

  (a) Whenever securities of the Company are to be registered under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8, and the registration form to be used may be used for the registration of the Registrable Shares (a "Piggyback Registration"), the Company will give prompt written notice to the Holder of its intention to effect such a registration and will include in such registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 21 days after the Company's notice has been given.

  (b) If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering in the registration creates a substantial risk that the price per share of the Company's Common Stock will be reduced, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Shares requested to be included in such registration which in the opinion of such underwriters can be sold in such offering without creating such a risk, and (iii) third, other securities requested to be included in such registration.

  (c) If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the inclusion of the number of securities requested to be included in such offering creates a substantial risk that the price per share of the Company's Common Stock will be reduced, the Company will include in such registration the Registrable Shares requested to be included in such registration and the securities requested to be included therein by the holders of the Company's securities requesting such registration (all such Registrable Shares and other securities requested to be included in such registration being collectively referred to as the "Secondary Shares") which in the opinion of such underwriters can be sold in such offering without creating such a risk, pro rata among the holders of such Secondary Shares on the basis of the number of Secondary Shares owned or deemed to be owned by such holders, with further successive pro rata allocations among the holders of Secondary Shares if any such holder of Secondary Shares has requested the registration of less than all such Secondary Shares such person or entity (a "Person") is entitled to register.

  (d) In the event that not all of the Registrable Shares have been registered on or prior to October 31, 1997, the Holder may request at any time on or after November 1, 1997, the registration under the Securities Act of all or part of their Registrable Shares on Form S-3 or any similar short-form registration ("Short-Form Registration"), if available, so as to permit the resale thereof (which shall not be through an underwritten public offering). The Holder will be entitled to request one Short-Form Registration. The Company will use its Best Efforts to make the Short-Form Registration available for the sale of Registrable Shares. Subject to the following sentence, if the Company is unable to make the Short-Form Registration available for the sale of Registrable Shares within 90-days of Holder's request, the Company shall cause the registration of the Registrable Shares on Form S-1 or S-2 or any similar long-form registration so as to permit the resale thereof (which shall not be through an underwritten public offering). If the Holder makes a request for a Short-Form Registration during the Company's first fiscal quarter, or if as a result of the immediately preceding sentence a Short-Form Registration would be required to become effective during the Company's first fiscal quarter, then the Company shall be permitted to postpone the effectiveness of such Short-Form Registration until the Company has filed with the SEC its Form 10-K with respect to the immediately preceding fiscal year. In such case, the Company shall use its Best Efforts to effect such Short-Form Registration as soon as practicable following the filing of such Form 10-K. By way of illustration, if the Holder requests a Short-Form Registration on or after November 1, 1997 but prior to December 31, 1997, the Company would use its Best Efforts to effect such Short-Form Registration as soon as practicable following the filing of the Company's Form 10-K with respect to its fiscal year ended September 30, 1997.

  (e) The Company may postpone for a reasonable period not to exceed 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board of Directors of the Company determines reasonably and in good faith that such filing would require a disclosure of a material fact that would have a material adverse effect on the Company or any plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction.

  (f) The Company will pay all registration expenses incurred in connection with the filing of the registration statements provided for in this Section 11, including all registration and filing fees, fees and expenses of compliance with federal, state and foreign securities laws, printing expenses, and fees and disbursements of counsel for the Company and its independent certified public accountants, underwriters, and other Persons retained by the Company, but excluding discounts and commissions attributable to the Registrable Shares. The Holder will be responsible for the fees and expenses of its own counsel.

  (g) The Company agrees to use reasonable efforts to effect the registration of the Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          (i) prepare and file with the Commission such amendments and supplements to any registration statement filed pursuant to subsection (d) hereof and the prospectus used in connection therewith as may be necessary to keep any such registration statement effective until the sixtieth (60th) day following the effective date with respect thereto, or such earlier time as all of the Registrable Shares covered by any such registration statement have been sold, and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by any such registration statement during such effective period in accordance with the intended methods of disposition by the Holder set forth in any such registration statement;

          (ii) furnish to the Holder such number of copies of any registration statement filed pursuant to this Section 11, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Shares;

          (iii) use reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such states of the United States as the Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Holder; provided that the Company will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (g)(iii), (B) to subject itself to taxation in any such jurisdiction or (C) to consent to general service of process in any such jurisdiction;

          (iv) notify the Holder, at any time when a prospectus relating to any registration statement filed pursuant to this Section 11 is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holder, the Company will promptly prepare (and, when completed, give notice to each seller of Registrable Shares) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Company, the Holder will not offer or sell Registrable Shares until the Company has notified the Holder that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to each such seller;

          (v) cause all the Registrable Shares to be listed on each securities exchange on which shares of the Company's Common Stock are then listed; and

          (vi) in the event of the issuance of any stop order suspending the effectiveness of any registration statement filed pursuant to this Section 11, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such registration statement for sale in any jurisdiction, the Company will use reasonable efforts promptly to obtain the withdrawal of such order.

  (h)  Indemnification.

          (i) The Company agrees to indemnify the Holder, its officers and directors and each Person who controls the Holder (within the meaning of the Securities Act) against all losses, claims, damages and liabilities caused by any untrue or alleged untrue statement of material fact contained in any registration statement filed pursuant to this Section 11, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (A) caused by or contained in any information furnished to the Company by the Holder for use therein, (B) caused by the Holder's failure to deliver a copy of any such registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Holder with a sufficient number of copies of the same, or (C) caused by the Holder's sale of Registrable Shares in violation of the proviso to subsection (g)(iv) hereof.

          (ii) In connection with any registration statement filed pursuant to this Section 11, the Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages and liabilities resulting from any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is attributable to the information furnished by the Holder to the Company in writing expressly for use in such registration statement or prospectus or supplement thereto.

          (iii) Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Subject to the foregoing terms and provisions of this subsection
(h)(iii), each indemnifying party hereunder will reimburse the person entitled to indemnification hereunder for all legal and other expenses reasonably incurred in connection with investigating and defending the action or claim for which such indemnified party seeks indemnification, as such expenses are incurred.

          (iv) The indemnification provided for under this subsection (h) will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

  Section 12. Applicable Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding its choice of law rules.

Date: July __, 1996                        MAY & SPEH, INC.

                                 By:
                                     -----------------------------------
                                           Robert C. Early, Executive Vice
                                      President and Chief Financial Officer

                                 PURCHASE FORM


     The undersigned hereby irrevocably elects to exercise the Warrant to the extent of purchasing ____________ shares of Common Stock of __________________ and hereby makes payment of $ _________ payable to ________________ by personal or cashier's check or certified funds in payment of the full Exercise Price.


Date: _________________________       _____________________________________
                                      (Signature as name appears on p. 1 of
                                      Warrant)

                                      _____________________________________
                                      (Print Name, and title if applicable)

                                      _____________________________________
                                      (Address)

                                      _____________________________________
                                      (Address)

                                      _____________________________________
                                      (Social Security or Taxpayer
                                      Identification No.)

                               Exhibit 2.5(b)(iv)

                                    Form of
                          Opinion of Freeborn & Peters

                                 July __, 1996


Faneuil ISG, Inc.
Faneuil, Inc
c/o The Faneuil Group
2 Faneuil Hall South, Third Floor
Boston, MA 02109-1605

Ladies and Gentlemen:

  We have acted as counsel for May & Speh, Inc., a Delaware corporation (the "Company") in connection with the Stock Purchase Agreement dated as of July __, 1996 (the "Stock Purchase Agreement") by and between Faneuil ISG Inc., a Canadian corporation ("Faneuil"), Faneuil, Inc., a Delaware corporation ("Seller"), and the Company. Capitalized terms used and not otherwise defined in this opinion have the meanings given them in the Stock Purchase Agreement. We deliver this opinion pursuant to Section 2.5(b)(iv) and 8.2(b) of the Stock Purchase Agreement.

  In rendering the opinions expressed below, we have examined originals or copies of each of the Stock Purchase Agreement, the Tax Sharing Agreement, the Warrant, the Set-Off Escrow Agreement, and the Services Agreement (referred to hereinafter collectively as the "Acquisition Agreements"), copies of the Certificate of Incorporation and By-Laws of the Company, and such other instruments and records and inquired into such other factual matters and matters of law as we have deemed necessary or pertinent to the formulation of the opinions hereinafter expressed.

  Subject to the foregoing and to the limitations set forth below, we are of the opinion that:

  1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  2. The Company has all requisite corporate power and authority to enter into the Acquisition Agreements and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Acquisition Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all required corporate action on the part of the Company.

  3. Each of the Stock Purchase Agreement, the Tax Sharing Agreement, the Warrant, and the Services Agreement has been executed and delivered by the Company and constitutes, and the Set-Off Escrow Agreement, when duly executed and delivered by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

  4. Neither the execution and delivery of the Acquisition Agreements, nor the consummation of the transactions contemplated thereby, will constitute a default under, or an event that would, with notice or lapse of time or both, constitute a default under or a violation or breach of (i) the Company's Certificate of Incorporation or By-Laws, (ii) any Contractual Obligation (as such term is defined below) or, to our knowledge, any other material contract or agreement to which the Company is a party or by which any of its assets are bound, or (iii) any statute, rule or regulation of Federal or Illinois law, or, to our knowledge, any judgment or order of any court, arbitrator or governmental body to which the Company is a party or to which the assets of the Company may be bound. "Contractual Obligation," as used herein, means any of the agreements filed as exhibits to the Company's Registration Statement on Form S-1 and the Company's most recently filed interim report on Form 10-Q.

  5. Except for the filings and approvals referred to in Schedule 4.2 to the Stock Purchase Agreement, and except with respect to filings and registrations contemplated in connection with the registration of the Warrant Stock under
Section 11 of the Warrant, no approval or consent or other action by, and no filing or registration with, any agency, authority or other unit of the State of Illinois, State of Delaware (under the DGCL) or of the federal government of the United States of America is required under existing law or regulations as a condition to the valid execution, delivery and performance by the Seller of the Acquisition Agreements to which it is a party or the effectiveness of the transactions contemplated thereby.

  6. The issuance and delivery of the Warrant and the Warrant Shares issuable pursuant thereto are exempt from the registration requirements of the Securities Act of 1933, as amended.

  7. The Warrant Shares to be issued and sold by the Company pursuant to the Warrant Agreement have been duly authorized, and when issued and delivered to the Holder against payment therefor as provided by the Warrant Agreement, will have been validly issued and will be fully paid and non-assessable. The execution and delivery of the Warrant and the issuance of the Warrant Shares pursuant thereto will not conflict with or trigger any statutory or, to our knowledge, contractual preemptive rights.

  8. To the best of our knowledge, there are no actions, suits, proceedings, or investigations pending or threatened against the Company. To the best of our knowledge, the Company is not subject to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

  The foregoing opinions are subject to the following qualifications:

  (i) As to any opinion relating to the organization, existence, qualification or standing of the Company in any jurisdiction, our opinion relies entirely upon and is limited by those certificates of public officials attached hereto as EXHIBIT A.

  (ii) Our opinions stated in paragraph 3 with respect to the validity and enforceability of the Acquisition Agreements are subject to:

          a. Applicable bankruptcy, insolvency, reorganization, rehabilitation, moratorium or other laws now or hereafter in effect affecting creditors' rights generally; and

          b. General principles of equity, whether enforcement is considered at law or in equity, and to the discretion of the court before which any proceeding therefor may be brought.

  (iii) No opinion is given herein as to the enforceability of Section 11(h) of the Warrant.

  (iv) As to questions of fact relevant to the opinions stated herein, we have relied upon certificates of the officers of the Company, and, with your permission, we have assumed, without independent investigation, the accuracy of such information. Although we have not taken any additional action to confirm the accuracy of the matters represented to us in the certificates, nothing has come to our attention that leads us to question the accuracy of the information supplied therein.

  (v) When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to our actual knowledge or awareness. We expressly disclaim any knowledge that may be imputed to this firm based solely on knowledge imputed to, and not actually known by, Peter I. Mason in his capacity as a director of the Company.

  (v) Our opinions expressed in paragraph 7 with respect to the existence of actions, suits, proceedings, and investigations, and orders, writs, injunctions and decrees, affecting the Company are based solely on statements contained in certificates of the executive officers of the Company. Although we have not taken any additional action to confirm the accuracy of the matters represented to us in the certificates, nothing has come to our attention that leads us to question the accuracy of the information supplied therein.

  (vi) We are members of the Bar of the State of Illinois and the opinions expressed above are limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America to the extent such laws are applicable to the transactions or the documents referred to herein.

  (vii) We express no opinion as to the applicability of the antitrust laws of the United States of America or of any state, including but not limited to the H-S-R Act, or, except as provided in paragraph 6 above, the applicability of federal or state securities laws to any of the transactions contemplated by the Stock Purchase Agreement.

  (viii) In examining all documents and agreements examined by us in connection with our opinions herein expressed, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity had the power to enter into and perform all of its obligations thereunder and we also have assumed the due authorization by each such other entity of all requisite actions and the due execution and delivery of such documents by each such other entity.

  (ix) For purposes of this opinion, we have assumed that you have all requisite power and authority and have taken any and all necessary corporate action to execute and deliver the Acquisition Agreements required to be executed and delivered by you, and we have assumed that the representations and warranties made by you under the Stock Purchase Agreement are true and correct.

  This opinion is rendered as of the date first written above solely for the benefit in connection with the Purchase Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                       Sincerely,

                               Exhibit 2.5(b)(v)

                                    Form of
                              SERVICES AGREEMENT

     This Services Agreement ("Agreement") is made as of ________, 1996, by and between May & Speh, Inc., a Delaware corporation ("May & Speh"), and Faneuil, Inc., a Delaware corporation ("Faneuil").

                                   RECITALS

  1. May & Speh is in the business of providing, among other services, direct marketing services.

  2. Pursuant to a Stock Purchase Agreement, dated effective as of ________, 1996 (the "Stock Purchase Agreement"), between May & Speh and Faneuil, May & Speh has acquired from Faneuil all of the stock of GIS Information Systems, Inc., an Illinois corporation ("GIS"), a provider of data processing outsourcing services.

                                  AGREEMENTS

  In consideration of the foregoing and the agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                                   Article 1
                                   ---------

                              Sales and Services
                              ------------------


  1.1. Provision of Services. During the five year period ending June 30, 2001 (the "Service Period"), with any twelve-month period in the Service Period ending June 30 referred to as a "Service Year"), Faneuil agrees to purchase services and sales from May & Speh, and May & Speh agrees to provide services and sales to Faneuil and its affiliates, on the terms provided in this Agreement. May & Speh may provide these sales and services either directly or through GIS.

  1.2. Scope of Services. At the request of Faneuil or any of its affiliates, if May & Speh or GIS, as applicable, has the physical capacity (e.g., data center capacity and human resources capacity) to provide the required services then May & Speh will provide any standard services that May & Speh or GIS regularly provide to their other customers ("Standard Services"). Standard Services may include the outsourcing of data processing or direct marketing services. In addition, at the request of Faneuil or any of its affiliates, May & Speh will consider providing non-standard services to Faneuil or its affiliates ("Non-Standard Services", and, together with Standard Services, the "Applicable Services"). May & Speh will not be under any obligation to provide Non-Standard Services, which will remain at its sole discretion until it has accepted a request for Non-Standard Services. At the request of Faneuil or its affiliates, any of such Applicable Services will be made directly by May & Speh to customers of Faneuil or its affiliates (subject to May & Speh's decision to provide any Non-Standard Services), and any such services will be considered Applicable Services for purposes of this Agreement.

     1.3. Scope of Applicable Sales. In addition to the provision of Applicable Services, Faneuil or its affiliates may from time to time request that May & Speh sell to them computer hardware or software products ("Applicable Sales"). May & Speh may, at its discretion, agree to make Applicable Sales; provided that May and Speh will not unreasonably refuse requests for Applicable Sales. At the request of Faneuil or its affiliates, any of such sales will be made directly to customers of Faneuil or its affiliates (subject to May & Speh's decision to accept such sales) and any of such sales will be considered Applicable Sales for purposes of this Agreement.

                                   Article 2
                                   ---------

                           Pricing; Minimum Revenues
                           -------------------------

     2.1. Pricing. At no time will Faneuil or its affiliates be charged for any Standard Services at rates greater than rates charged to any other customer of May & Speh or GIS of similar or lesser resource consumption levels and service consumption levels. The pricing for Non-Standard Services and Applicable Sales will be agreed to at the time May & Speh elects to provide such Non-Standard Services or Applicable Sales, but will be intended to create a 25% operating margin for May & Speh and, to the extent applicable, will be consistent with May & Speh's pricing for Standard Services. For purposes of this Agreement, all Standard Services, and all Non-Standard Services and Applicable Services accepted for performance by May and Speh, shall be deemed to have generated an operating margin for May & Speh of 25% (the "Presumed Operating Margin").

     2.2. Minimum Gross Revenues. (a) For purposes of determining the amount of revenues generated in any Service Year from Applicable Services and Applicable Sales, Faneuil will receive a credit for the amount of revenues that would have been generated from Standard Services requested pursuant to Section 1.1 at a time when May & Speh or GIS, as applicable, had the physical capacity to provide such Standard Services but declined to do so.

          (b) In the event that May & Speh's aggregate consolidated gross revenues derived from all Applicable Services and Applicable Sales (after giving effect to the credit referred to in (a) above) performed in a Service Year is less than $1,000,000, May & Speh will provide written notice thereof to Faneuil. Such notice shall be delivered to Faneuil within 21 days following the end of such Service Year and shall include a calculation describing (i) the amount of actual consolidated gross revenues (excluding "pass-through" items) that were recognized by May & Speh as a result of such Applicable Services and Applicable Sales (after giving effect to the credit, if any, referred to in (a) above) ("Total Gross Revenues") and (ii) the resulting shortfall between such Total Gross Revenues and $1,000,000 (a "Gross Revenue Shortfall"). Except as provided in paragraph (c) below, within 15 days after receipt of such notice, Faneuil will pay to May & Speh the amount representing the difference between (i) $250,000 and (ii) the Presumed Operating Margin resulting from multiplying the

          Total Gross Revenues for the applicable Service Year by 25% (an "Operating Margin Payment"); provided, however, that Faneuil may, commencing with any Gross Revenue Shortfall with respect to the Service Year ending June 30, 1998, elect to defer the payment of up to $100,000 in Operating Margin Payments until December 31 of the subsequent Service Year. The amount of the deferred Operating Margin Payment due on such December 31 will be reduced by 25% of the Total Gross Revenues (including credits as described in (a) above and excluding "pass-through" items as described above) for the first six months of such subsequent Service Year. Any Total Gross Revenues generated in such six-month period that reduce deferred Operating Margin Payments from the prior Service Year will not be included in the calculation of Total Gross Revenues for the current Service Year to determine whether the $1,000,000 target for such Service Year has been met, but will be included in the cumulative Total Gross Revenues as provided in paragraph (c) below.

          (c) Notwithstanding the provisions of paragraph (b) above, Faneuil will not be required to make an Operating Margin Payment with respect to any Service Year if, at the end of such Service Year, the cumulative Total Gross Revenues (including credits as provided in paragraph (a) above but excluding "pass-through" items as provided in paragraph (b) above) through the Service Period to the end of such Service Year exceed the following targets:

                           End of           Cumulative Target
                           ------           -----------------

                   Second Service Year           $2,000,000
                   Third Service Year            $3,000,000
                   Fourth Service Year           $4,000,000
                   Fifth Service Year            $5,000,000

                                   Article 3
                                   ---------

                       Terms; Audit Rights; Termination
                       --------------------------------

     3.1. Terms of Applicable Services and Sales. At no time will Standard Services be furnished pursuant to terms and conditions less favorable than terms and conditions offered to any other customer of May & Speh or GIS of similar or lesser resource consumption levels and service consumption levels. If requested by Faneuil, promptly after such request May & Speh will furnish a standard set of terms and conditions to Faneuil for Standard Services, which Faneuil and May and Speh will modify as required on a case by case basis to reflect the particular nature of any particular Standard Services. Non-Standard Services and Applicable Sales will be made pursuant to terms and conditions mutually satisfactory to Faneuil and May & Speh.

     3.2. Operating Reports; Audit Rights. May & Speh will provide Faneuil with quarterly written reports, in reasonable detail and showing the Standard Services, Non-Standard Services and Applicable Sales performed during such quarter and the Total Gross Revenues generated. Faneuil shall be entitled, upon reasonable prior notice and during business hours, to cause a "Big Six" accounting firm to review the books and records of May & Speh and GIS to the extent required to verify compliance by May & Speh with this Agreement.

     3.3. Termination of Obligations. Faneuil's obligation to purchase Applicable Services and Applicable Sales, and May & Speh's obligation to provide, or cause GIS to provide, Applicable Services and Applicable Sales, will terminate at the time Faneuil and its affiliates and customers have generated a total of $5,000,000 in Total Gross Revenues (including credits as provided in Section 2.2(a) above).

                                   Article 4
                                   ---------

                                 Miscellaneous
                                 -------------

     This Agreement, together with the Stock Purchase Agreement and the other agreements entered into pursuant thereto, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior agreements and understandings relating thereto, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof. Any notices, requests, payments, instructions, or other documents to be given hereunder shall be given in the manner provided by Section 13.4 of the Stock Purchase Agreement. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Illinois. Any dispute under this Agreement shall be resolved pursuant to the arbitration provisions of Section 13.5 of the Stock Purchase Agreement. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as an instrument under seal as of the day and year first written above.

                                       FANEUIL, INC.



                                       By:



                                       MAY & SPEH, INC.

                                       By:

                          Exhibit 2.5(c)

                                    Form of
                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of the ___ day of July, 1996, by and between GIS Information Systems, Inc., an Illinois corporation (the "Company"), and ________ ("Employee").

                                   RECITALS

     1. May & Speh, Inc., a Delaware corporation ("M&S"), has entered into a Stock Purchase Agreement pursuant to which it has agreed to purchase from Faneuil, Inc., a Delaware corporation, all of the issued and outstanding shares of capital stock of the Company.

     2. The Company is in the business of providing data processing outsourcing services to customers (the "Business").

     3. The Employee is a key employee of the Company and has substantial knowledge, skills and experience in the Business.

     4. Each of M&S and the Company desires that the Company continue to obtain the benefit of Employee's knowledge, skills and experience and assure itself of the ongoing right to Employee's services from and after the date hereof on the terms and conditions set forth in this Agreement.

     5. Employee is willing and able to render services to the Company, from and after the date hereof, on the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

     In consideration of the foregoing and the mutual covenants herein contained, the Company and Employee agree as follows:

     1.   Employment.

     (a) Employment. The Company hereby employs Employee and Employee hereby accepts employment by the Company, subject to the terms of this Agreement.

     (b) Employment Term. The term of Employee's employment under this Agreement ("Employment Term") shall begin on July ___, 1996, and shall continue until ________ unless terminated sooner in accordance with this Agreement.

     (c) Title and Duties. Employee shall report to __________________ or such other officer as such officer may direct (the "Reporting Officer"). Employee's initial title shall be Vice

President, Technical Support of the Company. Employee's duties shall consist of such duties as the Reporting Officer shall determine from time to time, provided that such duties shall relate to the operations of the Company and shall be consistent with Employee's qualifications and the best interests of the Company. Employee shall justly and faithfully discharge his duties and responsibilities subject to and in observance of such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company and M&S.

     (d) Performance. Throughout the Employment Term, Employee shall devote substantially his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder, and do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

     2.   Compensation and Related Matters.

     (a) Base Salary. For services rendered by Employee to the Company during the Employment Term, the Company shall pay Employee an annual base salary equal to $_________ (the "Base Salary"), payable in periodic installments every other week less income tax withholdings and other normal employee deductions. The Base Salary shall be fixed during the term of this Agreement but may, at the sole discretion of the Company, from time to time be increased by an amount which the Company deems appropriate.

     (b) Performance Based Bonus. Each year during the Employment Term, a fiscal year budget for the Company shall be prepared by or on behalf of the Employee and approved by the Board of Directors of the Company (the "Budget"). In the event that the actual results for a fiscal year meet or exceed the targeted results set forth in the Budget for such fiscal year, then the Company shall pay to Employee a performance bonus for such fiscal year in an amount determined by the Company. The parties agree that in the event that the Company's 1996 calendar year pre-tax income equals or exceeds $___________, the Employee shall be paid a performance bonus for fiscal year 1996 in an amount equal to ____% of Employee's Base Salary.

     (c) Stock Option Plan. The Employee shall be granted options ("Stock Options") pursuant to M&S's Key Employee Stock Option Plan to purchase __________ shares of M&S's common stock at $_____ per share. The Stock Options shall vest and become exercisable annually over a period of _____ years in ____ equal annual installments, with the first installment to become fully vested and exercisable at the end of Employee's first full year of employment by the Company.

     (d) Vacation. Employee shall be entitled to reasonable paid vacation in accordance with the policy of the Company in effect, to be taken at times reasonably agreeable to both the Employee and the Company.

     (e) Fringe Benefits. Employee shall be eligible to participate in and receive coverage and benefits under all group insurance and other employee benefit plans, programs and arrangements of the Company and M&S which are now or hereafter adopted by the Company or M&S for the benefit of the employees of the Company and M&S subsidiaries generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

     (f) Business Expenses. The Company shall reimburse Employee for the reasonable and necessary business expenses incurred by Employee in connection with the performance of his duties and obligations as set forth herein. Such expenses shall include, but are not limited to, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

     3.   Termination.

     (a) Cause. The Employment Term may be terminated at any time at the option of the Company "for cause" (as such term is hereinafter defined), effective upon the giving of written notice of termination to Employee. As used herein, the term "for cause" shall mean and be limited to: (i) any felony conviction, (ii) the willful misconduct or gross negligence in connection with the performance of Employee's duties, responsibilities, agreements and covenants hereunder, as determined by the Board of Directors of the Company in a hearing at which Employee shall be allowed to participate, (iii) the refusal to comply with reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board and of which Employee is notified in writing, whereby such refusal continues for 30 days after the receipt of notice from the Company, or which conduct is not curable with the passage of time, (iv) any illegal use of narcotics or other controlled substances, or (v) any other material breach of this Agreement which shall continue for 30 days after the receipt of notice from the Company, or which conduct is not curable with the passage of time.

     (b) Death. The Employment Term shall terminate automatically upon the death of Employee.

     (c) Disability. In the event the Company determines that Employee is unable to perform the essential functions of his employment position due to a disability of Employee that cannot be reasonably accommodated by the Company, the Employment Term shall terminate effective upon notice from the Company.

     (d) Without Cause. The Employment Term may be terminated by the Company without cause or reason upon 365 days prior written notice to the Employee of the proposed termination date.

     (e) Termination by Employee. Employee may terminate the Employment Term for any reason upon 30 days prior written notice to the Company of the proposed termination date.

     (f) Notice of Termination. Any termination of the Employment Term by the Company or by Employee (other than termination pursuant to Subsection (b) (death) of this Section 3) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the Section and Subsection so indicated.

     4.   Compensation Upon Termination or During Disability.

     (a) Compensation Upon Termination for Cause, Death, or Disability. If the Employment Term shall be terminated (i) "for cause," as provided in Section 3(a), or (ii) upon Employee's death, or (iii) because Employee becomes disabled as provided in Section 3(c), the Company shall have no further liability under this Agreement except to pay Employee (a) the value of any accrued salary, or other compensation due to Employee pursuant to Section 2 herein, upon the date of delivery of Notice of Termination to Employee (or in the case of death, upon the date of Employee's death), at the rate in effect at such time, and (b) any benefits payable under all employee benefit plans, programs and arrangements of the Company and M&S in which Employee is a participant on the date of delivery of Notice of Termination (or in the case of death, upon the date of Employee's death).

     (b) Compensation Upon Termination by the Company Without Cause. If the Employment Term shall be terminated by the Company for any reason other than as provided in Sections 3(a), (b) or (c), the Company shall have no further liability under this Agreement except to pay Employee the value of any accrued salary, or other compensation due to Employee pursuant to Section 2 herein, upon the date that is 365 days after delivery of Notice of Termination to Employee, at the rate in effect at such time, and any benefits payable under all employee benefit plans, programs and arrangements of the Company and M&S in which Employee is a participant on the date of delivery of Notice of Termination

     (c) Compensation Upon Termination by Employee. If the Employment Term shall be terminated by the Employee for any reason, the Company shall have no further liability under this Agreement except to pay Employee the value of any accrued salary, or other compensation due to Employee pursuant to Section 2 herein, upon the date that is 30 days after delivery of Notice of Termination to the Company, at the rate in effect at such time, and any benefits payable under all employee benefit plans, programs and arrangements of the Company and M&S in which Employee is a participant on the date of delivery of Notice of Termination.

     (d) Compensation During Disability. During any period that Employee fails to perform his duties hereunder as a result of disability, his Base Salary shall be reduced by the sum of the amounts, if any, payable to Employee prior to or during this period, as the result of such disability, under any disability benefit plan of the Company or M&S in which Employee participates.

     5.   Confidential Information.

     (a) Disclosure and Use. For purposes of this Section 5, the term "M&S" shall include subsidiaries (including the Company) of M&S. Employee shall not disclose or use at any time, either during or subsequent to the Employment Term, any material trade secrets or other confidential information of M&S of which Employee is or becomes informed or aware of prior to or during the Employment Term, except (i) as may be required for Employee to perform his duties and obligations under this Agreement, (ii) to the extent such information has been disclosed to Employee by a third party who is not affiliated with M&S or otherwise becomes generally available to the public, (iii) information which must be disclosed as a result of a subpoena or other legal process, or (iv) unless Employee shall first secure M&S's prior written authorization. This Subsection shall survive the termination of the Employment Term, whether by lapse of time or otherwise, and shall remain in effect and be enforceable against Employee for the five year period immediately following the date of termination of the Employment Term. Employee shall execute additional agreements and confirmations of his obligations to M&S concerning such non-disclosure of trade secrets and other confidential information as M&S may require from time to time, provided that the execution of such additional agreements and confirmations are (i) reasonable and
(ii) are required of other employees of M&S under similar circumstances.

     (b) Return of Materials. Upon termination of the Employment Term, Employee (or in the event of termination due to Employee's death, his estate or devisee, legatee or other designee, as applicable) shall promptly deliver to M&S all materials of a secret or confidential nature relating to M&S's business, which are in the possession or under the control of Employee.

     6. Inventions and Discoveries. Employee hereby assigns to the Company all of Employee's rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Employee during the term of Employee's employment by the Company. Promptly upon the development or making of any such Invention or improvement thereon, Employee shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Employee's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Employee that this Section 6 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless
(a) the Invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for the Company.

     7.   Restrictive Covenant.

     (a) Restriction on Competition During Employment Term. During the Employment Term, Employee shall not, without the prior written authorization of the Board of Directors of the Company, directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to M&S's business welfare or engage in any activity whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to M&S's business welfare. This Section 7(a) shall not, however, prohibit Employee from investing in the publicly traded securities issued by any such competitive or adverse corporation, provided the holdings thereof by Employee do not constitute more that two percent (2%) of any one class of such securities.

     (b) Restriction on Competition Following Termination. During the ______ period following the Employment Term (the "Non-Compete Period"), Employee shall not:

          (i) attempt in any manner to solicit from any customer or prospect business of the type performed by M&S or to persuade any customer or prospect of M&S to cease doing business or to reduce the amount of business which any such customer or prospect has customarily done or contemplates doing with M&S whether or not the relationship between M&S and such customer or prospect was originally established in whole or in part through Employee's efforts; or

          (ii) employ or attempt to employ or assist anyone else to employ any person who is at such time, or at any time during the preceding _____ was, an employee of or consultant to M&S, provided that this clause shall not restrict Employee from employing a third party vendor who supplies generic services to the industry or his spouse; or

          (iii) render to or for any customer of M&S any services of the type rendered by M&S.

As used in this Section 7, the verb "employ" shall include its variations, for example, retain, engage or conduct business with; the term "M&S" shall include subsidiaries (including the Company) of M&S; the term "customer" shall mean anyone who is a customer of M&S as of the date immediately prior to or at any time during the Non-Compete Period; and the term "prospect" shall mean any prospective customer of M&S (including but not limited to the prospects identified on Exhibit B attached hereto) which is being actively pursued by M&S during the year immediately prior to the Non-Compete Period. "Actively pursued" means that M&S has been "short-listed" to receive a request for proposal ("RFP"), has received an RFP, is in the process of developing a proposal in response to an RFP, or has a proposal outstanding.

     (c) Acknowledgment. The parties acknowledge that the time, scope, and other provisions of this Agreement have been specifically negotiated by the parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of Employee's employment hereunder. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum intent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     8. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render the same valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

     9. Enforcement. The Company will be entitled to institute proceedings and avail itself of all remedies at law or in equity to recover damages occasioned by a breach or threatened breach of any of the provisions of this Agreement by Employee and shall have the right to pursue one or more of such proceedings and remedies simultaneously or from time to time. Employee hereby acknowledges that the Company and M&S would suffer irreparable injury if the provisions of Sections 5, 6, and 7 herein, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach or threatened breach. Accordingly, Employee hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily and permanently enjoined by the Company without bond.

     10. Legal Fees and Expenses. In the event of litigation under this Agreement, both the Company and Employee shall pay their own attorneys' fees and other legal expenses; provided, however, that (i) Employee shall pay the reasonable attorneys' fees and legal expenses of the Company in connection with an evidentiary hearing where Employee is enjoined either preliminarily or permanently due to his breach or threatened breach of any provision of this Agreement, or (ii) the Company shall pay Employee's reasonable attorneys' fees and legal expenses in connection with an evidentiary hearing which results in a court refusing to issue a preliminary or permanent injunction against Employee due to his breach or threatened breach of any provision of this Agreement.

     Such fees and expenses shall be paid in cash within ten days after the submission to the Company's corporate secretary, and any inquiry into the reasonableness of such fees and expense shall not delay such payment.

     11.  General Provisions.

     (a) Notices. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by a facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

     To the Company:       c/o May & Speh, Inc.
                           1501 Opus Place
                           Downers Grove, Illinois  60515
                           Attention:  President
                           Telephone:  (708) 964-1501
                           Fax:  (708) 964-1747

     with a copy to:       Peter I. Mason
                           Freeborn & Peters
                           311 South Wacker Drive
                           Suite 3000
                           Chicago, Illinois  60606
                           Telephone:  (312) 360-6505
                           Fax:  (312) 360-6573

     To Employee:            ________________________
                             ________________________
                             Telephone:
                             Facsimile:

Either the Company or Employee may, at any time, by notice to the other, designate another address for service of notice on such party. When the letter, facsimile, telegram or telex is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, telegram or telex, or within three days after it is sent, whichever is earlier.

     (b) Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

     (c) Captions and Headings. The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     (d) Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

     (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

     (g) Entire Agreement. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

     (h) Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed as of the day and year first above written.

                                      GIS INFORMATION SYSTEMS, INC.



                                      By:
                                           ------------------------------

                                      Its:
                                           ------------------------------


                                      EMPLOYEE

                                      -----------------------------------

                                Exhibit 2.5(d)

                                    Form of
                               MAY & SPEH, INC.
                     NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS AGREEMENT (the "Agreement") made as of this ____ day of ____________, ____ by and between May & Speh, Inc., a Delaware corporation (the
"Corporation"), and ________, an employee of the Corporation (the "Optionee");

                             W I T N E S S E T H:

     WHEREAS, the Corporation has adopted the 1995 Key Employee Stock Option Plan of May & Speh, Inc. (the "Plan"); and

     WHEREAS, a copy the Plan has been provided to the Optionee and is hereby incorporated by reference with the same effect as if fully recited herein:

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1. Grant of Option. The Corporation hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of ________ shares of common stock, par value $.01 per share, of the Corporation on the terms and conditions set forth in the Plan and herein (such number being subject to adjustment in accordance with the Plan) (the "Option Shares"). This Option shall be a nonqualified stock option within the meaning of the Internal Revenue Code of 1986, as amended, or any successor thereto.

     2. Purchase Price. The purchase price of the Option Shares shall be $________ per share.

     3. Term of Option. The term of the Option (the "Option Term") shall be for a period of 10 years from the date hereof (the "Issue Date"), subject to earlier termination as provided in the Plan. In no event shall the Option be exercised after the Option Term.

     4.   Exercise of Option.

          (a) Within the foregoing limitations provided herein and in the Plan, the Options shall vest and become exercisable in the four equal annual installments commencing one year from the Issue Date. The Optionee shall exercise his right to purchase shares under the Option by delivering written notice to the Corporation in accordance with Section 5 hereof, together with a copy of this Agreement and payment for such shares in accordance with Section 11 of the Plan.

          (b) If at any time the Committee shall determine, in its sole discretion, that (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any governmental regulatory body, or (iii) obtaining an investment intent representation or other undertaking from the Optionee is necessary or desirable as a condition of, or in connection with, the exercise of an Option hereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, approval, representation or undertaking shall have been effected or obtained free of any conditions not acceptable by the Committee.

     5.   Method of Exercising Option.

          (a) Subject to the terms and conditions of this Agreement and the Plan, the Option must be exercised by delivering notice to the Corporation, which must be in writing and personally delivered or sent by registered or certified mail, return receipt requested, to the Secretary of the Corporation at 1501 Opus Place, Downers Grove, Illinois 60515. The notice shall be deemed to be made when the Corporation or its successor in interest receives the letter or within three days after it is sent by certified or registered mail, return receipt requested, whichever is earlier.

          (b) Such notice shall state the election to exercise the Option, the number of shares in respect of which it is being exercised, and the name or names of the person or persons in whose name or names the stock certificates are to be issued. The notice shall be signed by the person or persons exercising the Option and shall include such person or persons' address for receipt of a certificate or certificates representing such shares. The notice shall be accompanied by a photocopy of this Agreement and payment of the full purchase price of such shares.

          (c) In the event the Option shall be exercised by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof, as determined by the Committee in its sole discretion, of the right of such person or persons to exercise the Option.

          (d) All shares that shall be purchased upon the exercise of the Option, as provided herein, shall be fully paid and nonassessable.

     6. General. At all times during the Option Term, the Corporation shall reserve and keep available such number of shares of common stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will, from time to time, use its best efforts to comply with all state and federal laws and regulations which, in the opinion of legal counsel for the Corporation, shall be applicable thereto.

     7.   Interpretation of Agreement and Plan.

          (a) All determinations and interpretations made by the Committee with regard to any questions arising hereunder or under the Plan shall be binding and conclusive on the Optionee and his or her successors, legal representatives and beneficiaries.

          (b) The Option granted herein is subject to:

               (i) All the terms and conditions of the Plan, as amended, now or hereafter in effect; and

               (ii) All the terms and conditions of this Agreement, now in effect or hereafter amended at the sole discretion of the Committee, which conform with the terms and conditions of the Plan, as amended from time to time.

          (c) The Optionee acknowledges receipt of a copy of the Plan, represents and warrants that he has read the Plan and agrees that the Option shall be subject to all of the terms and conditions of this Agreement and the Plan, as amended from time to time, now or hereafter in effect.

     8. Binding on Successors and Assigns: Nontransferability. This Agreement shall bind and inure to the benefit of the successors and assigns of the Corporation. Except to the extent permitted under the Plan, as amended from time to time, the rights of the Optionee under this Agreement shall not be transferable and all options granted hereunder may be exercised during the lifetime of the Optionee only by him.

     9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

     10. Assignment. This Agreement shall not be assignable by the Optionee or the Optionee's executors, administrators, successors and heirs.

     11. Section Headings. The Section headings of this Agreement are inserted for convenience of reference only and shall not be deemed to be a part thereof or used in the construction or interpretation thereof.

     12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without violating the remainder of this Agreement.

     13. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois.

     14. Final Agreement. This Agreement constitutes the final agreement of the parties concerning the matters referred to herein and supersedes all prior agreements and understandings.


     IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement as of the day and year first above written.

                                          MAY & SPEH, INC.
ATTEST:

By:                                       By:
    -----------------------------             -----------------------------
Title:                                    Title:
      ---------------------------               ---------------------------


                                          OPTIONEE:


                                          ---------------------------------

                                  Exhibit 10.8

                                    Form Of
                            SET-OFF ESCROW AGREEMENT
                            ------- ------ ---------

     This SET-OFF ESCROW AGREEMENT, dated as of ________________, 199__, is among May & Speh, Inc., a Delaware corporation (hereinafter referred to as "Buyer"), and Faneuil, Inc., a Delaware corporation (hereinafter referred to as the "Seller"), and [___________________________], as Escrow Agent.

     WHEREAS, Buyer, Seller and, for certain purposes, Faneuil ISG, Inc., a Canadian corporation, have entered into a Stock Purchase Agreement dated as of July 1, 1996 (the "Purchase Agreement"), pursuant to which Buyer purchased from Seller all of the outstanding capital stock of GIS Information Systems, Inc. an Illinois corporation;

     WHEREAS, Section 10.8 of the Purchase Agreement provides that the parties shall enter into this Agreement in the event that Buyer is required to make a payment into escrow under such Section; and

     WHEREAS, Buyer desires to make a payment into escrow pursuant to Section
10.8 of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties hereto hereby agree as follows, with all capitalized terms used herein without definition having the meanings assigned to such terms in the Purchase Agreement:

     1. ESTABLISHMENT OF ESCROW. At any time Buyer shall have the right to deposit with the Escrow Agent amounts in accordance with Section 10.8 of the Purchase Agreement and the Escrow Agent shall acknowledge receipt of each such deposited amount by delivering a receipt certificate contemporaneously with such deposit. Such amounts, together with interest and dividends thereon, less amounts distributed from time to time in accordance with Section 3 hereof, shall be referred to herein as the "Escrowed Funds." The Escrowed Funds shall be segregated from the other assets of the Escrow Agent and held in trust for the benefit of Buyer and Seller pursuant hereto.

     2. INVESTMENT OF ESCROWED FUNDS. Until the release of all of the Escrowed Funds pursuant to Section 3 hereof, the Escrow Agent shall, at the joint written direction of Seller and Buyer, invest and reinvest the Escrowed Funds solely in
(a) marketable obligations of, or obligations guaranteed by, the United States of America, (b) in U.S. Money Market Funds (as defined below) and/or (c) other mutually agreed upon safe investments. The initial written direction of Seller and Buyer is attached hereto as Schedule 1. In the event that Buyer and Seller do not give written directions to the Escrow Agent in a timely manner, the Escrow Agent shall invest and reinvest the Escrowed Funds in instruments of the type set forth above in clauses (a) or (b) of the first sentence of this Section
2. The Escrow Agent shall have no liability to Seller or Buyer arising, directly or indirectly, from any investment made pursuant to this Section 2. As used herein, the term "U.S. Money Market Funds" means interests in any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, as from time to time amended, the portfolio of which is limited to obligations of, or obligations guaranteed by, the United States or any agency thereof and to agreements to repurchase such obligations, which agreements, with respect to principal and interest, are at least 100% collateralized by such obligations marked to market on a daily basis and the investment company or investment trust shall take delivery of such obligations either directly or through an independent custodian designated in accordance with the Investment Company Act of 1940, as from time to time amended.

     3.   DISTRIBUTION OF ESCROWED FUNDS.

          (a) Distributions. If at any time Seller concedes liability in whole or in part with respect to any claim for indemnification in respect of which Buyer has deposited funds in accordance with Section 10.8 of the Purchase Agreement, the Escrow Agent shall, within five (5) days following receipt of notice of such concession from Seller, pay the amount of the claim to Buyer from the Escrowed Funds to the extent of the liability conceded by Seller, subject to subsection (c) hereof. Such payment shall be made in accordance with subsection
(b) hereof and equal to the amount of such claim so payable. As long as Seller denies or disputes liability in whole or in part with respect to any claim for indemnification or advises that the matters with respect to any such claim are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Escrow Agent shall make no distribution from the Escrowed Funds (except for the amount of any conceded liability payable as set forth above) with respect to such claim unless and until: (i) the Escrow Agent receives joint written instructions from Buyer and Seller directing it to make a distribution from the Escrowed Funds, indicating the amount of such distribution and the recipient thereof, or (ii) the Escrow Agent is directed by a final order of a court of competent jurisdiction to pay the amount of such claim, subject to subsection (c) hereof (after all appeals or, if no appeal is taken, after all time to appeal has expired as certified by counsel to the Escrow Agent). All payments to Buyer out of the Escrowed Funds for which Seller is obligated to provided indemnification under the Purchase Agreement shall be deemed to have been made by Seller.

          (b) Liquidation of Investments. If necessary to satisfy any distributions under this Agreement, including distributions for the Escrow Agent's fees and expenses, the Escrow Agent may sell or liquidate, in its sole discretion, any one or more investments prior to maturity and the Escrow Agent shall not be liable to Seller or Buyer for any loss or penalties resulting from or relating to such sale or liquidation, provided however the party or parties entitled to a particular distribution pursuant to this section may in their sole discretion extend any period for the distribution of such funds in order to avoid any loss of income or principal from a premature liquidation of an escrow investment. All releases of Escrowed Funds shall be made by delivery to the appropriate party at the address set forth for such party in Section 8 hereof of a bank check in the amount of such release, or in such other manner as agreed to between the appropriate party and the Escrow Agent.

          (c) Conditions to Payment of Claims; Settlement. Notwithstanding any other provisions of this Agreement, all payments made from the Escrowed Funds shall be subject to and in accordance with the terms of Section 10 of the Purchase Agreement. All parties hereto agree that they will use their best efforts promptly to resolve all denied or disputed claims for indemnification in respect of which deposits are made by Buyer into the Escrowed Funds.

     4. ESCROW LEDGER. The Escrow Agent shall maintain, and make available to Seller upon request, a ledger setting forth: (i) with respect to each claim for indemnification for which Buyer deposits cash in to the Escrowed Funds, the amount of such deposit and a brief description of the denied or disputed claim underlying such deposit; (ii) the amount of the Escrowed Funds attributable to capital appreciation, if any, of the securities in which the Escrowed Funds are invested; (iii) the amount of the Escrowed Funds attributable to interest and other income accumulation in respect to the Escrowed Funds; and (iv) the amount of each distribution made from the Escrowed Funds and the denied or disputed claim for indemnification to which such distribution relates.

     5. TERMINATION. This Agreement shall terminate on the earlier of (i) the date on which the entire amount of the Escrowed Funds have been distributed pursuant to the terms hereof, or (ii) the date on which all obligations of Seller for indemnification under the Purchase Agreement have terminated or have been fully satisfied.

     6. RESPONSIBILITY OF ESCROW AGENT. The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Agreement and may rely conclusively upon and shall be protected in acting upon any judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made. Notwithstanding anything to the contrary in this Agreement, prior to taking any action hereunder, the Escrow Agent may, if in doubt regarding its duties and obligations, seek instructions from Buyer and Seller, and if such instructions are in conflict, the Escrow Agent may seek instructions or other relief (including but not limited to interpleader) from a court of competent jurisdiction, and further may request such evidence, documents, certificates or opinions as it may deem appropriate. The Escrow Agent shall be entitled to retain counsel both to advise it and in connection with any court action, and such counsel's reasonable attorneys' fees shall be charged to the Escrowed Funds. The Escrow Agent shall be entitled to act in reliance upon the advice of its counsel in all matters pertaining to this Agreement, and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein. The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Agreement, and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or supersession of this Agreement, unless in writing and signed by Buyer, Seller and the Escrow Agent. In the event of any controversy or dispute hereunder or with respect to any question as to the construction of this Agreement, or any action to be taken by the Escrow Agent hereunder, the Escrow Agent shall incur no liability for any action taken or suffered in good faith, its liability hereunder to be limited solely to gross negligence or willful misconduct on its part. Buyer and Seller agree to indemnify and hold the Escrow Agent harmless, and further to protect and defend the Escrow Agent against any losses, liabilities and damages incurred by the Escrow Agent as a consequence of any action taken or omitted to be taken by it in the performance of its obligations hereunder (including, without limitation, the reasonable fees and disbursements of counsel), with the exception of any losses, liabilities and damages arising from the Escrow Agent's gross negligence or willful misconduct. The representations and obligations of Seller and Buyer to the Escrow Agent in this Agreement shall survive the termination of this Agreement and shall be applicable whether or not [_____________________________] is serving as Escrow Agent.

     7. FEES OF ESCROW AGENT. The Escrow Agent shall receive a one-time fee of $________ in consideration for its services hereunder. Such fee and any expenses of the Escrow Agent (including the Escrow Agent's reasonable attorneys' fees) shall be shared equally by the Seller and the Buyer. Should Buyer fail to pay such fee within sixty (60) days, the Escrow Agent shall be entitled to deduct such fee from the Escrowed Funds and such obligation shall constitute a priority over amounts due Seller or Buyer from the Escrowed Funds. In the event the Escrow Agent deducts any such amount from the Escrowed Funds, Buyer shall reimburse Seller for such amount.

     8. NOTICES AND COMMUNICATIONS. Any notice or other communication under this Agreement shall be deemed to have been duly given or made on the earlier of
(i) the date of receipt, or (ii) three (3) days after the date when the same shall have been posted by registered mail, return receipt requested, in any post office in the United States of America, postage prepaid, and addressed to the party to whom such notice or other communication is to be given, or made at such party's address set forth below or to such other address as such party shall designate by written notice to the other parties, as follows:

     If to Seller, to:

          Jeffrey P. Finestone, Chief Financial Officer
          Faneuil, Inc.
          2 Faneuil Hall South, 3rd Floor
          Boston, MA  02109-1605

     with a copy sent contemporaneously to:

          John R. Utzschneider, Esq.
          Bingham, Dana & Gould LLP
          150 Federal Street
          Boston, MA  02110-1726

     If to Buyer, to:

          Robert C. Early
          May & Speh, Inc.
          1501 Opus Place
          Downers Grove, IL  60515

     with a copy sent contemporaneously to:

          Robert A. McWilliams, Esq.

          Freeborn & Peters
          311 South Wacker Drive, Suite 3000
          Chicago, IL  60606-6677

     If to the Escrow Agent, to:

          [____________________]
          [____________________]
          [____________________]
          [____________________]

     9. ESCROW ACCOUNT. All payments into escrow shall be made by wire transfer to the account specified on Schedule 2 hereto.

     10. AMENDMENTS; SUCCESSORS. Except as otherwise provided herein, this Agreement may be amended only as provided in Section 6 hereof, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. In making proof of this Agreement it shall be necessary to produce or account for only one such counterpart signed by or on behalf of the party sought to be charged herewith.

     12. SUCCESSOR ESCROW AGENT. The Escrow Agent may resign on 30 days written notice to Buyer and Seller. Upon the resignation of the Escrow Agent, Buyer and Seller shall appoint a successor escrow agent or otherwise provide for the disposition of funds held by the Escrow Agent by notice in writing to the Escrow Agent. The Escrow Agent shall pay over the Escrowed Funds, less its unpaid fees and expenses, as provided in said notice.

     13. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No prior agreement, either written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.

     14. REPRESENTATIONS OF BUYER AND SELLER. Each of Buyer and Seller represents and warrants to the Escrow Agent that it has the power and authority to enter into this Agreement and to carry out its obligations hereunder, that it has duly authorized, executed and delivered this Agreement, and this Agreement is its valid and binding obligation.

     15. GOVERNING LAW. The validity, enforceability and construction of this Agreement shall be governed by the laws of the [insert jurisdiction of Escrow Agent], without reference to its conflict of law rules.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as an instrument under seal as of the day and year first written above.


                                       BUYER:
                                       -----

                                       MAY & SPEH, INC.


                                       By:
                                       Name:
                                       Title:


                                       SELLER:
                                       ------

                                       FANEUIL, INC.


                                       By:
                                       Name:
                                       Title:


                                       ESCROW AGENT:
                                       ------------

                                       [________________________________,
                                       as Escrow Agent]


                                       By:
                                       Name:
                                       Title: